Exhibit 2.1

EXECUTION COPY

SECURITIES PURCHASE AGREEMENT

By and Among

NORMAN J. MACDONALD III,

PETER M. MACDONALD

and

ATKORE INTERNATIONAL, INC.

dated as of

February 15, 2012

-i-

TABLE OF CONTENTS

(continued)

-ii-

TABLE OF CONTENTS

(continued)

-iii-

List of Exhibits

Exhibit A	Escrow Agreement
Exhibit B	Lease
Exhibit C-1	Form of Employment Agreement for Norman MacDonald
Exhibit C-2	Form of Employment Agreement for Peter MacDonald
Exhibit C-3	Form of Employment Agreement for Paul Silcox
Exhibit D	Purchase Price Allocation

-iv-

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this “Agreement”), dated as of February 15, 2012, is entered into by and among Atkore International, Inc., a Delaware corporation (the “Buyer”), and Norman J. MacDonald III and Peter M. MacDonald (each a “Seller” and together the “Sellers”). The Buyer and the Sellers are sometimes referred to herein as the “Parties.”

RECITALS

WHEREAS, the Sellers own: (i) all of the outstanding shares of FlexHead Industries Massachusetts Business Trust, a Massachusetts business trust (“FlexHead Trust”), comprised of 100 shares (the “FlexHead Shares”); (ii) all of the outstanding shares of PNM Massachusetts Business Trust, a Massachusetts business trust (“PNM Trust”), comprised of 100 shares (the “PNM Shares”); (iii) all of the outstanding ownership units of PBJ, LLC, a Massachusetts limited liability company (“PBJ LLC”), comprised of 100 ownership units (the “PBJ Units”); (iv) all of the outstanding partnership interests of DXL Limited Partnership, a Massachusetts limited partnership (“DXL LP”), comprised of a 98% limited partnership interest and a 2% general partnership interest (the “DXL Interests”); and (v) all of the outstanding partnership interests of SprinkFLEX Limited Partnership, a Massachusetts limited partnership (“SprinkFLEX LP,” and, together with FlexHead Trust, PNM Trust, PBJ LLC and DXL LP, the “Companies”), comprised of a 98% limited partnership interest and a 2% general partnership interest (the “SprinkFLEX Interests,” and, together with the FlexHead Shares, the PNM Shares, the PBJ Units and the DXL Interests, the “Shares”); and further

WHEREAS, FlexHead Industries, Inc., a Massachusetts corporation (“FlexHead Sub”), is the wholly owned subsidiary of FlexHead Trust; and further

WHEREAS, PNM, Inc., a Massachusetts corporation (“PNM Sub”), is the wholly owned subsidiary of PNM Trust; and further

WHEREAS, DXL LLC, a Massachusetts limited liability company (“DXL Sub”), is the wholly owned subsidiary of DXL LP; and further

WHEREAS, SprinkFLEX, LLC, a Massachusetts limited liability company (“SprinkFLEX Sub,” and, together with FlexHead Sub, PNM Sub and DXL Sub, the “Subsidiaries”), is the wholly owned subsidiary of SprinkFLEX LP.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

Definitions

Section 1.01. Definitions. The following terms, as used in this Agreement, have the meanings specified or referred to in this ARTICLE I:

“Accounting Principles” means GAAP, applied using the same accounting methods, practices, principles, policies and procedures and consistent classifications, judgments and valuation and estimation methodologies as were used in the preparation of the Financial Statements (but in each case only to the extent such methods, practices, principles, policies, procedures, classifications, judgments and methodologies are consistent with GAAP).

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise and, without limiting the generality of the foregoing, includes in the case of a trust any Person who possesses the power to control the election of a majority of the trustees of such trust or for whose benefit more than 50% of the beneficial ownership interests of such trust are held. For the avoidance of doubt, each of the Company Group Members is an Affiliate of each other Company Group Member, and Lowland is an Affiliate of each Company Group Member. In addition, (i) each Seller shall be deemed an “Affiliate” of each Company Group Member, and each Company Group Member shall be deemed an “Affiliate” of each Seller, and (ii) if the specified Person is an individual, the term “Affiliate” shall also include any Person that is directly, or indirectly through one or more intermediaries, owned or controlled by such Person.

“Affiliate Transactions” has the meaning set forth in Section 3.23.

“Agreement” has the meaning set forth in the Preamble.

“Allocable Purchase Price” means the Closing Payment plus the Escrow Amount, subject to adjustment as provided in Section 2.05(b).

“Asian Suppliers” means the PRC Suppliers and the South Korean Suppliers.

“Asset Allocation” has the meaning set forth in Section 5.05(b).

“Base Purchase Price” has the meaning set forth in Section 2.02.

“Benefit Plan” has the meaning set forth in Section 3.16(a).

“Bonus Plan Payee” means a recipient of Change of Control Payments under the Sale of Business Bonus Plan.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Chicago, Illinois or Boston, Massachusetts are required by Law to be closed for business.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Benefit Plans” has the meaning set forth in Section 5.03(b).

“Buyer Indemnitees” means the Buyer and each of its Affiliates (including the Company Group Members from and after the Closing) and their respective officers, directors, trustees, managers, partners, equity holders, beneficial and legal owners and other Representatives.

“Cap” has the meaning set forth in Section 6.04(b).

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“CFR” has the meaning set forth in Section 3.14(b).

“Change of Control Payments” means any Liability of any Company Group Member, whether or not contingent, for severance, change of control payments, stay bonuses, retention bonuses, success bonuses and other bonuses and similar Liabilities arising out of or relating to the execution of this Agreement or the consummation of the transactions contemplated hereby.

“Closing” has the meaning set forth in Section 2.03.

“Closing Date” has the meaning set forth in Section 2.03.

“Closing Payment” means an aggregate amount equal to:

(i) the Base Purchase Price;

(ii) (x) plus, if the Estimated Closing Working Capital exceeds the Target Working Capital, the full amount of such excess in accordance with Section 2.05(a), or, as applicable, (y) minus, if the Estimated Closing Working Capital is less than the Target Working Capital, the full amount of such difference in accordance with Section 2.05(a);

(iii) minus the Escrow Amount; and

(iv) minus the amounts payable in accordance with Sections 2.04(a)(iii), (iv) and (v) in respect of Indebtedness, Seller Transaction Expenses and Change of Control Payments.

“Closing Payment Calculation Statement” means a certificate setting forth the (i) Sellers’ good faith estimate and calculation of the Closing Working Capital, together with an estimated consolidated balance sheet of the Company Group Members as of immediately prior to the Closing (without giving effect to the transactions contemplated herein), in each case of this clause (i) prepared in accordance with the Accounting Principles, (ii) the Sellers’ good faith estimate of (A) the outstanding Indebtedness of the Company Group Members as of the Closing Date for purposes of Section 2.04(a)(iii); (B) the amount of all unpaid Seller Transaction Expenses as of the Closing Date for purposes of Section 2.04(a)(iv); and (C) the amount of all unpaid Change of Control Payments as of the Closing Date for purposes of Section 2.04(a)(v) and Section 5.10; (iii) the Sellers’ calculation of the Closing Payment based on the foregoing; and (iv) the wire instructions for each Seller and other Person to whom payments at Closing are to be made in accordance with Section 2.04(a).

“Closing Working Capital” means (a) the Current Assets of the Company Group Members less (b) the Current Liabilities of the Company Group Members, determined as of immediately prior to the Closing (without giving effect to the transactions contemplated hereby).

“Code” means the Internal Revenue Code of 1986, as amended.

“Companies” has the meaning set forth in the Recitals. Each of the Companies is a “Company.”

“Company Benefit Plans” has the meaning set forth in Section 3.16(a).

“Company Cash” means all cash, cash equivalents and marketable securities held on deposit in the bank accounts of the Company Group Members as of immediately prior to the Closing. For avoidance of doubt, Company Cash shall (1) be calculated net of issued but uncleared checks and drafts and (2) include checks and drafts deposited for the account of the Company Group Members or received in any Company Group Member’s lockbox. For the avoidance of doubt, all cash, cash equivalents and marketable securities held on deposit in the bank accounts of the Company Group Members from and after the Closing, and any checks and drafts deposited for the account of the Company Group Members or in the Company Group Members’ lockbox, shall belong to the Company Group Members and the Buyer.

“Company Continuing Employee” has the meaning set forth in Section 5.03(a).

“Company Group Members” means, collectively, all of the Companies and all of the Subsidiaries. Each of the Companies and each of the Subsidiaries is a “Company Group Member.”

“Competing Business” has the meaning set forth in Section 5.09(a).

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of June 10, 2011 between the Buyer and Harris Williams & Company on behalf of the Companies.

“Consent” means any consent, notice, approval, authorization, clearance, qualification, registration, license, order or other action required to be obtained from or made with, or any notice, filing, registration, declaration, report or statement required to be filed with or submitted to, any Person (including any Governmental Authority).

“Current Assets” means all accounts receivable, royalty accounts receivable, inventory, prepaid insurance, prepaid advertising, prepaid subscriptions, other prepaid expenses, and deposits of the Company Group Members (including deposits in any cash collateral account), but excluding (a) the portion of any prepaid expense of which the Buyer will not receive the benefit following the Closing; (b) any deferred Tax assets; and (c) any receivables from, or promissory note made by, any other Company Group Member or any Affiliate of the Company Group Members or any director, trustee, employee, officer or equity security holder or other legal or beneficial owner thereof or any of their respective Affiliates; all of the foregoing determined in accordance with the Accounting Principles.

“Current Liabilities” means trade accounts payable (including obligations under the six bankers’ acceptances identified in the payoff letter delivered by Bank of America and any other trade accounts payable secured by bankers’ acceptances issued pursuant to applicable letters of credit), other accounts payable, accrued expenses, accrued payroll expenses, and accrued employee benefit plan contribution expenses (and including, for the avoidance of doubt, any Liability to Hooper Corporation in respect of settlement credits), but excluding (a) any payables to any other Company Group Member; (b) any payables to any director, manager, partner, trustee, employee, officer or equity security holder or other legal or beneficial owner of any Company Group Member or any of their respective Affiliates; provided, that for purposes of this clause (b) such payables shall be excluded only to the extent that the Company Group Members are fully released from any Liability effective as of the Closing without any Liability to the Buyer; and (c) deferred Tax Liabilities; all of the foregoing determined in accordance with the Accounting Principles. All Indebtedness, Change of Control Payments, Seller Transaction Expenses and other Indemnified Liabilities of the Company Group Members are to be excluded from the definition of Current Liabilities for purposes of determining the Closing Working Capital. For the avoidance of doubt, all current liabilities of the Company Group Members as of the Closing shall constitute either Current Liabilities or Indemnified Liabilities, as applicable.

“Data Room” means the electronic documentation site established by Merrill Corporation on behalf of the Sellers.

“DP Plan” has the meaning set forth in Section 5.14.

“DB Plan Surplus” has the meaning set forth in Section 5.14.

“Deductible” has the meaning set forth in Section 6.04(a).

“Direct Claim” has the meaning set forth in Section 6.05(d).

“Disclosure Schedule” means the Disclosure Schedule delivered by the Sellers and the Buyer concurrently with the execution and delivery of this Agreement, which is incorporated into and is an integral part of this Agreement.

“Dollars” or “$” means the lawful currency of the United States.

“DXL Interests” has the meaning set forth in the Recitals.

“DXL LP” has the meaning set forth in the Recitals.

“DXL Sub” has the meaning set forth in the Recitals.

“Election Form” and “Election Forms” have the meaning set forth in Section 5.05(b).

“Employees” means those Persons employed by any Company Group Member immediately prior to the Closing.

“Employment Agreements” means employment agreements between the Buyer and each of Norman MacDonald, Peter MacDonald and Paul Silcox in the forms of Exhibit C-1, C-2 and C-3, respectively.

“Encumbrance” means any lien, pledge, mortgage, deed of trust, security interest, charge, claim, easement, adverse claim (as defined in the Uniform Commercial Code), indenture, right of way, restriction on the use of real or personal property, encroachment or other encumbrance, or any restriction on transfer (including under any shareholder, limited liability company agreement, declaration of trust or buy-sell agreement), right of first refusal, right of first offer, put right, redemption right, option, warrant, proxy, voting agreement, voting trust, conditional sale or other title retention device or arrangement or transfer for the purpose of the payment of any Indebtedness or otherwise, or any restriction similar to any of the foregoing.

“Environmental Claim” means any Proceeding by any Person alleging Liability of whatever kind or nature (including Liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence of, Release of or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species or the environment (including ambient air, soil, surface water or groundwater or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of, any Hazardous Materials. The term “Environmental Law” includes the following (including their implementing regulations and any state analogs): CERCLA; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; and the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit or registration required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means any Person that is or has been in the six year period ending with the Closing Date treated as a single employer with a Company Group Member under Sections 414(b), (c), (m) or (o) of the Code or Sections 4001(a)(14) or 4001(b)(1) of ERISA.

“Escrow Account” has the meaning set forth in Section 2.04(a)(i).

“Escrow Agent” has the meaning set forth in Section 2.04(a)(i).

“Escrow Agreement” has the meaning set forth in Section 2.04(a)(i). Pursuant to the Escrow Agreement any earnings or interest on the Escrow Account will not become part of the Escrow Account and will be distributed periodically to Sellers, fifty percent (50%) to each Seller in accordance with the Escrow Agreement.

“Escrow Amount” has the meaning set forth in Section 2.04(a)(i).

“Estimated Closing Working Capital” means the Sellers’ good faith estimate of the Closing Working Capital as set forth in the Closing Payment Calculation Statement.

“Final Closing Working Capital” has the meaning set forth in Section 2.05(b)(v).

“Final Statement” has the meaning set forth in Section 2.05(b)(iv).

“Financial Statements” has the meaning set forth in Section 3.06(a).

“FlexHead Shares” has the meaning set forth in the Recitals.

“FlexHead Sub” has the meaning set forth in the Recitals.

“FlexHead Trust” has the meaning set forth in the Recitals.

“Fundamental Representations” has the meaning set forth in Section 6.01.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, determination or award entered by any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, compound, mixture, solid, liquid or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic or otherwise regulated as potentially harmful to human health or the environment pursuant to Environmental Laws; and (b) any petroleum, radioactive materials or wastes, friable asbestos, lead, urea formaldehyde foam insulation and polychlorinated biphenyls.

“Indebtedness” means, with respect to any Person, all Liabilities of such Person (a) for borrowed money (including any accrued but unpaid interest, fees and pre-payment premiums or penalties), (b) for the deferred purchase price of property or services (other than obligations in respect of trade payables, letters of credit or accrued expenses incurred in the ordinary course of business) (calculated as the maximum amount of deferred purchase price owing as of the Closing (whether or not then due and payable) or potentially owing at a future time), (c) evidenced by notes, bonds, debentures or other similar instruments (including any accrued but unpaid interest, fees and pre-payment premiums or penalties), (d) created or arising under any conditional sale or other title retention agreement, (e) with respect to leases required to be capitalized in accordance with GAAP, (f) under any letter of credit, performance bond, bankers’ acceptance or similar instrument to the extent drawn upon, (g) under any interest rate swap, hedging or similar arrangement (valued at the termination value thereof if such arrangement were terminated as of the Closing Date), (h) for any Liability of any other Person of the type referred to in the foregoing clauses (a) through (g) that is secured by any Encumbrance on any property or asset of such Person (whether or not such Liability is assumed by such Person), (i) under any guarantees or endorsements in respect of any Liability of any other Person of the type referenced in clauses (a) through (g), and (j) for any dividend or other distribution to an equity owner that has been authorized or declared but has not been paid in full.

“Indemnified Liabilities” means all Liabilities for, related to or arising from (i) any Indebtedness of the Company Group Members that is not fully discharged at the Closing pursuant to Section 2.04(a)(iii), (ii) any Seller Transaction Expenses that are not fully discharged at the Closing pursuant to Section 2.04(a)(iv), (iii) any Change of Control Payments to the extent the Company Group Members’ Liability therefor exceeds the amount set forth in the Closing Payment Calculation Statement with respect to Change of Control Payments, (iv) any Indemnified Tax Liabilities, (v) any Liability, in the Company Group Members’ Organizational Documents or otherwise, to indemnify any Person by reason of the fact that such Person is or was a equity owner, member, partner, legal or beneficial owner, director, manager, trustee, officer, employee or other Representative, as applicable, of any Company Group Member, in each case with respect to the period on or prior to the Closing Date, but only to the extent such obligation is in excess of the coverage provided by the Tail D&O Policy, (vi) any claim by or on behalf of any Person (other than the Sellers) that such Person is entitled as of the Closing Date to any right in respect of any equity securities or other legal or beneficial ownership interest (including any option, warrant, convertible security or similar right) authorized or issued by any of the Company Group Members, and (vii) any claim by any Bonus Plan Payee against any of the Company Group Members with respect to the period between the date of the release contemplated in section (p) of the Seller Closing Deliveries Schedule and the Closing Date.

“Indemnified Party” has the meaning set forth in Section 6.04.

“Indemnified Tax Liabilities” means any Liability paid by any Company Group Member after the Closing for (i) any Pre-Closing Taxes or (ii) any Transfer Taxes for which the Sellers are responsible pursuant to Section 5.04.

“Indemnifying Party” has the meaning set forth in Section 6.04.

“Independent Accountant” means KPMG LLP or another impartial nationally recognized firm of independent certified public accountants, other than the Sellers’ accountants or the Buyer’s accountants, appointed by mutual agreement of the Buyer and the Sellers.

“Intellectual Property” means (i) patents, pending patent applications, patent disclosures and inventions (whether patentable or not and whether or not reduced to practice), (ii) trademarks, service marks, trade dress, trade names, logos, domain names and corporate names and registrations and pending applications for registration, (iii) copyrights (registered or unregistered) and copyrightable works and registrations and pending applications for registration thereof, and (iv) Trade Secrets.

“Inventory” has the meaning set forth in Section 3.20.

“Knowledge” means the actual knowledge of the Sellers and Paul Silcox after due inquiry; provided, however, that for the purposes of (i) Section 3.11 (excluding Section 3.11(h)) “due inquiry” does not require the Sellers or Paul Silcox to make any pending litigation or similar public record searches to investigate any matter set forth in such section, and (ii) Section 3.11(h) and Section 3.22 “due inquiry” shall only require Sellers and Paul Silcox to make inquiry of employees of Company Group Members and nothing further.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Lease” has the meaning set forth in Section 2.04(a)(vii).

“Leased Real Property” has the meaning set forth in Section 3.10(b).

“Liabilities” means any and all indebtedness, liabilities, obligations, commitments, responsibilities, fines, penalties and sanctions, in each case whether absolute or contingent, matured or unmatured, liquidated or unliquidated, joint, several or individual, asserted or unasserted, accrued or unaccrued, known or unknown, due or to become due, whenever and however arising, including any costs, expenses, interest, attorneys’ fees, disbursements and expense of counsel, expert and consulting fees and costs related thereto or to the investigation or defense thereof, in each case whether or not required to be reflected in financial statements that are prepared in accordance with GAAP.

“Losses” means, with respect to any Person, any losses, Liabilities, claims, judgments, fines, penalties, damages, expenses, fees, costs or amounts incurred by such Person (including reasonable attorneys’ fees, costs or expenses and all reasonable fees, costs or expenses paid in connection with the investigation, defense and compromise of any claim or loss).

“Lowland” has the meaning set forth in Section 3.06(a).

“Major Customer” has the meaning set forth in Section 3.21.

“Major Supplier” has the meaning set forth in Section 3.21.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is materially adverse to (a) the business, results of operations, financial condition, assets or Liabilities of the Company Group Members on a combined basis or (b) the ability of the Sellers to consummate the transactions contemplated hereby in a timely manner; provided, however, that “Material Adverse Effect” shall not include any matter directly or indirectly arising out of or attributable to: (i) any changes, conditions or effects in the United States or foreign economies or financial markets in general; (ii) any changes, conditions or effects that affect the general industry in which the Company Group Members operate; (iii) any changes, effects or circumstances resulting from an action required or permitted by this Agreement (provided that this clause (iii) shall not apply to that portion of any representation or warranty contained in this Agreement to the extent that the purpose of such portion of such representation or warranty is to address the consequences resulting from the execution, delivery or performance of this Agreement or any of the transactions contemplated hereby); (iv) any changes in applicable Laws or accounting rules, including GAAP; (v) any changes, effects or circumstances resulting from the announcement of this Agreement; or (vi) conditions caused by acts of terrorism or war or any natural disaster or other acts of God; provided, further, that, in the case of each of clauses (i) and (ii), such event, occurrence, fact, condition or change does not have a materially disproportionate effect on the Company Group Members, taken as a whole, relative to other participants of similar size in any industry in which the Company Group Members operate in the United States.

“Material Contracts” has the meaning set forth in Section 3.08(a).

“Objections Statement” has the meaning set forth in Section 2.05(b)(ii).

“Obsolete Materials” means any material or product (i) no longer required by any Company Group Member to conduct its business as conducted as of the Closing Date or (ii) unsuitable for use in, or unable to be repurposed for, the conduct of the business of any Company Group Member as conducted as of the Closing Date due to the passage of time.

“Organizational Documents” means, with respect to any Person, such Person’s (i) articles of organization, certificate of organization, limited partnership certificate, declaration of trust or other similar organizational certificate (ii) bylaws, partnership agreement, operating agreement, limited partnership agreement or other similar governing document and (iii) any other agreement or instrument by and among any of the equity security holders or other legal or beneficial owners of such Person in their capacity as such.

“Parties” have the meaning set forth in the Preamble. Each of the Parties is a “Party.”

“Partnership Asset Allocation” has the meaning set forth in Section 5.05(c).

“PBJ LLC” has the meaning set forth in the Recitals.

“PBJ Units” has the meaning set forth in the Recitals.

“Pension Plan” has the meaning set forth in Section 3.16(a)(vi).

“Permit” means a permit, license, ruling, determination, approval or authorization obtained from or granted by a Governmental Authority.

“Permitted Encumbrances” has the meaning set forth in Section 3.09(a).

“Person” means any individual or any corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated association, trust, business trust or other similar entity.

“PNM Shares” has the meaning set forth in the Recitals.

“PNM Sub” has the meaning set forth in the Recitals.

“PNM Trust” has the meaning set forth in the Recitals.

“PRC” means the People’s Republic of China, excluding for the purpose of this Agreement Hong Kong, Macau and Taiwan.

“PRC Suppliers” means the suppliers that have entered into the PRC Supply Agreements with the Company Group Members and any other suppliers located in PRC who supply products to the Company Group Members.

“PRC Supply Agreements” means any supply agreements that have been entered into by the Company Group Members with the suppliers located in the PRC in connection with supply of products.

“Pre-Closing Taxes” means with respect to any Company Group Member (i) any Taxes paid by such Company Group Member with respect to any taxable period that ends on or prior to the Closing Date, and (ii) in the case of any taxable period that includes but does not end on the Closing Date, any Taxes paid by such Company Group Member with respect to the portion of such taxable period ending on the Closing Date, determined (A) in the case of any income Taxes or any other Taxes measured on the basis of income or receipts or other actual economic activity (such as sales and use Taxes or withholding Taxes), based upon an interim closing of the books of such Company Group Member as of the close of business on the Closing Date, and (B) in the case of any other Taxes not described in the preceding clause (A) (such as property and ad valorem Taxes), based upon a proration of such Taxes with reference to the number of days in such taxable period on or prior to the Closing Date relative to the total number of days in such taxable period. For purposes of clarity, Pre-Closing Taxes shall include any and all Taxes of any Company Group Member imposed on the sale of assets resulting from the Section 338(h)(10) Election for such Company Group Member.

“Preliminary Statement” has the meaning set forth in Section 2.05(b)(i).

“Proceeding” has the meaning set forth in Section 3.13.

“Product Certification” means any and all Factory Mutual (“FM”), Underwriters Laboratories (“UL”), Loss Prevention Certification Board (“LPCB”), International Code Council (“ICC”) and other fire sprinkler industry product certifications and approvals that apply to the products of the Company Group Members.

“Purchase Price” has the meaning set forth in Section 2.02.

“QSUB Elections” has the meaning set forth in Section 3.18(i).

“Qualified Benefit Plan” has the meaning set forth in Section 3.16(a)(ii).

“Real Property Leases” has the meaning set forth in Section 3.10(c).

“Registered Intellectual Property” means (i) issued patents and pending patent applications, (ii) registered trademarks, registered service marks, domain names and corporate names and trademark registrations and pending applications for trademark registration, and (iii) registered copyrights and pending applications for registration thereof.

“Regulatory Requirements” means all applicable requirements that shall be observed by Asian Suppliers to conduct their business with Company Group Members, including the requirements under the PRC Fire Protection Law, Foreign Processing Trade Law, Regulations on the Authentication and Certification, Catalogues for Fire Products requiring China Compulsory Certification and South Korean Laws on Maintenance and Security Administration of Fire Fight Equipment.

“Related Agreements” means the Escrow Agreement and the Employment Agreements. The Related Agreements executed by a specified Party or Person may be referred to as “such Party’s Related Agreements,” “its Related Agreements” or another similar expression.

“Release” means any actual or threatened spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment or disposing into the environment.

“Representative” means, with respect to any Person, any director, officer, employee, consultant, financial advisor, counsel, accountant and other agent of such Person.

“Repurchase Agreement” means that certain Repurchase and Restriction Agreement, dated July 1, 2010, by and among the Sellers and the Companies.

“S Elections” has the meaning set forth in Section 3.18(i).

“Section 338(h)(10) Election” has the meaning set forth in Section 5.05(a).

“Seller” and “Sellers” have the meaning set forth in the Preamble.

“Seller Indemnitees” means the each Seller and each of his Affiliates (other than the Company Group Members), their respective officers, directors, trustees, managers, partners, equity holders, beneficial and legal owners and other Representatives.

“Seller-Prepared Tax Return” means any U.S. federal, state, local or non-U.S. Tax Return for any taxable period of any Company Group Member ending on or before the Closing Date which is due (giving effect to any permitted extensions) after the Closing Date (i) with respect to which such entity (x) is treated as an “S corporation,” as that term is defined in Section 1361(a) of the Code, or as a partnership for U.S. federal income Tax purposes or (y) is otherwise treated as a pass through entity for state, local, or non-U.S. income Tax purposes, or (ii) which constitutes an income, franchise or excise Tax Return of such Company Group Member with respect to which the expected Tax shown on such Tax Return for such period exceeds $1,000.

“Seller Transaction Expenses” means the aggregate fees and expenses of the Company Group Members and of the Sellers (to the extent charged to or payable by any Company Group Member) relating to or incurred in connection with (a) the transactions contemplated hereby, including all attorneys’, accountants’ and other professionals’ fees, including any such fees or expenses payable to (i) Harris Williams & Co., (ii) Sullivan & Worcester LLP or (iii) Fish & Richardson P.C.; (b) the pending patent Proceeding to the extent incurred by the Sellers or the Company Group Members as a result of the transactions contemplated hereby, including any such fees or expenses payable to Fish & Richardson P.C.; or (c) the Tail D&O Policy required to be obtained pursuant to Section 5.02(c).

“Shares” has the meaning set forth in the Recitals.

“South Korea” means the Republic of Korea.

“South Korean Suppliers” means the suppliers that have entered into the South Korean Supply Agreements with the Company Group Members and any other suppliers located in South Korea who supply products to the Company Group Members.

“South Korean Supply Agreements” means any supply agreements that have been entered into by the Company Group Members with the suppliers located in South Korea in connection with supply of products.

“SprinkFLEX Interests” has the meaning set forth in the Recitals.

“SprinkFLEX LP” has the meaning set forth in the Recitals.

“SprinkFLEX Sub” has the meaning set forth in the Recitals.

“Subsidiaries” has the meaning set forth in the Recitals. Each of the Subsidiaries is a “Subsidiary.”

“Tail D&O Policy” has the meaning set forth in Section 5.02(c).

“Target Working Capital” means $5,810,000.

“Tax” or “Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, or other similar taxes, together with any interest, additions or penalties with respect thereto.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” means any Governmental Authority that imposes, regulates, administers or collects Taxes.

“Telephone Consumer Protection Act Claim” means that any claim for violations of the federal Telephone Consumer Protection Act.

“Third-Party Claim” has the meaning set forth in Section 6.05(a).

“Trade Secrets” are those confidential ideas, formulas, compositions, know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, financial and marketing plans, customer and supplier lists, and computer software and databases that constitute trade secrets under applicable law; provided, however, that with respect to Trade Secrets of a Company Group Member, the applicable law shall be deemed Massachusetts law.

“Transfer Taxes” has the meaning set forth in Section 5.04(a).

“WARN” has the meaning set forth in Section 3.17(c).

Section 1.02. Construction.

(a) Unless the context of this Agreement otherwise expressly requires, (i) references to the plural include the singular, and references to the singular include the plural, (ii) references to one gender include the other gender, (iii) the words “include,” “includes” and “including” do not limit the preceding terms or words and shall be deemed to be followed by the words “without limitation,” (iv) the terms “hereof,” “herein,” “hereunder,” “hereto” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, (v) the terms “day” and “days” mean and refer to calendar day(s) and (vi) the terms “year” and “years” mean and refer to calendar year(s).

(b) Unless otherwise set forth in this Agreement, references in this Agreement to (i) any document, instrument or agreement (including this Agreement) (A) include and incorporate all exhibits, schedules and other attachments thereto, (B) include all documents, instruments or agreements issued or executed in replacement thereof and (C) mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified or supplemented from time to time in accordance with its terms and in effect at any given time, and (ii) a particular Law means such Law, as amended, modified, supplemented or succeeded from time to time. All Article, Section, Exhibit and Schedule references herein are to Articles, Sections, Exhibits and Schedules of this Agreement, unless otherwise specified.

(c) This Agreement shall not be construed as if prepared by one of the Parties but rather according to its fair meaning as a whole as if all Parties had prepared it.

ARTICLE II

Purchase and Sale

Section 2.01. Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, each Seller agrees to sell, transfer and deliver to the Buyer at the Closing, and the Buyer agrees to purchase at the Closing, all of the Shares owned by such Seller, in each case free and clear of all Encumbrances, in consideration of the payment of the applicable portion of the Closing Payment by the Buyer to such Seller pursuant to Section 2.04(a)(ii).

Section 2.02. Purchase Price. The aggregate purchase price for the Shares and the other obligations of the Sellers under this Agreement is an amount equal to Thirty Seven Million, Five Hundred Thousand Dollars ($37,500,000) (the “Base Purchase Price”), subject to adjustment as provided in Sections 2.05 and 6.06 (as so adjusted, the “Purchase Price”), payable at Closing as provided in Sections 2.04(a)(i) through (v).

Section 2.03. Time and Place of Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the Shares and the other transactions contemplated hereby shall take place at a closing (the “Closing”) to be held at 10:00 a.m., Eastern Standard Time, on the date hereof, at the offices of Sullivan & Worcester LLP, One Post Office Square, Boston, Massachusetts 02109, or at such other time or on such other date or at such other place as the Sellers and the Buyer may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”). The Closing may occur by electronic exchange of documents (including PDF signatures) and wire transfer of funds.

Section 2.04. Transactions at the Closing.

(a) At the Closing, the Buyer shall:

(i) deposit a sum equal to $3,750,000 (the “Escrow Amount”) in cash with The Bank of New York Mellon Corporation (the “Escrow Agent”), to be held in an escrow account (the “Escrow Account”) and distributed from the Escrow Account pursuant to the Escrow Agreement attached hereto as Exhibit A (the “Escrow Agreement”);

(ii) deliver to each Seller, by wire transfer of immediately available funds to the U.S. account of such Seller designated in the Closing Payment Calculation Statement, an amount equal to 50% of the Closing Payment;

(iii) pay on behalf of the Company Group Members all outstanding Indebtedness of the Company Group Members set forth on the Closing Payment Calculation Statement by wire transfer of immediately available funds in accordance with, and to the accounts of the lenders specified pursuant to, the Closing Payment Calculation Statement;

(iv) pay on behalf of the Company Group Members and the Sellers, as applicable, all of the unpaid Seller Transaction Expenses set forth on the Closing Payment Calculation Statement by wire transfer of immediately available funds in accordance with, and to the accounts of the third parties specified pursuant to, the Closing Payment Calculation Statement;

(v) contribute to the Company Group Members an amount equal to the aggregate amount of all of the Change of Control Payments set forth on the Closing Payment Calculation Statement, for purposes of paying when due the Change of Control Payments in accordance with Section 5.10;

(vi) deliver the Escrow Agreement, duly executed by the Buyer;

(vii) deliver the lease for the facility owned by Lowland in the form attached hereto as Exhibit B (the “Lease”), duly executed by the Buyer;

(viii) deliver the Employment Agreements, duly executed by the Buyer; and

(ix) deliver the back-up letter of credit required pursuant to Section 5.12.

(b) At the Closing, the Sellers shall deliver to the Buyer:

(i) instruments of sale, assignment and transfer in form reasonably satisfactory to the Buyer, duly executed by each Seller in respect of the Shares sold by such Seller to the Buyer hereunder, sufficient to assign and transfer to the Buyer all of the Shares of each Company, free and clear of all Encumbrances, together with certificates representing all of the FlexHead Shares and PNM Shares, which certificates shall be duly endorsed in blank or accompanied by duly executed powers of attorney;

(ii) the Closing Payment Calculation Statement, duly executed by the Sellers; and

(iii) all other agreements, documents, instruments or certificates set forth on the Seller Closing Deliveries Schedule attached hereto and incorporated herein.

Section 2.05. Purchase Price Adjustment.

(a) If the Estimated Closing Working Capital exceeds the Target Working Capital, then the Closing Payment shall be increased by the full amount of such excess. If the Estimated Closing Working Capital is less than the Target Working Capital, then the Closing Payment shall be reduced by the full amount by which the Estimated Closing Working Capital is less than the Target Working Capital.

(b) Post-Closing Adjustment:

(i) Within 90 days after the Closing Date, the Buyer shall prepare and deliver to the Sellers a statement showing the calculation and amount of the Closing Working Capital, which statement shall contain an unaudited consolidated balance sheet of the Company Group Members dated immediately prior to the Closing (without giving effect to the transactions contemplated herein) (the “Preliminary Statement”), prepared in accordance with the Accounting Principles.

(ii) After delivery of the Preliminary Statement, the Sellers and their accountants and other representatives shall be permitted reasonable access to review the Company Group Members’ books and records and work papers related to the preparation of the Preliminary Statement. The Sellers and their accountants and other representatives may make reasonable inquires of the Buyer and its accountants regarding questions concerning, or disagreements with, the Preliminary Statement arising in the course of their review thereof, and the Buyer shall use its, and shall cause the Company Group Members to use their, commercially reasonable efforts to cause any such accountants to cooperate with and respond to such inquiries. If the Sellers have any objections to the Preliminary Statement, the Sellers shall deliver to the Buyer a statement setting forth their objections thereto (an “Objections Statement”). If an Objections Statement is not delivered to the Buyer within 30 days after delivery of the Preliminary Statement, the Preliminary Statement shall be final, binding and non-appealable by the parties hereto and judgment may be obtained thereon. If an Objections Statement is delivered to the Buyer within 30 days after the delivery of the Preliminary Statement, the Sellers and the Buyer shall negotiate in good faith to resolve any such objections, and any resolution by them as to any matter specified in the Objections Statement shall be final and binding on all the parties hereto.

(iii) If the Parties do not reach a final resolution within 15 days after the delivery of the Objections Statement, either the Buyer or the Sellers may submit such dispute to an Independent Accountant, who, acting as an expert and not an arbitrator, shall resolve such objections. Any further submissions to the Independent Accountant must be written and delivered to each party to the dispute. The Independent Accountant shall consider only those items and amounts which are identified in the Objections Statement and which the Sellers and the Buyer are unable to resolve, and the Independent Accountant’s determination shall be bounded by the amounts proposed for such disputed item by the Parties. The Independent Accountant’s determination will be based solely on the definition of Closing Working Capital contained herein and the provisions of this Section 2.05. The Sellers and the Buyer shall use their commercially reasonable efforts to cause the Independent Accountant to resolve all such disagreements as soon as practicable. Further, the Independent Accountant’s determination shall be based solely on the presentations by the Buyer and the Sellers, which are in accordance with the terms and procedures set forth in this Agreement (i.e., not on the basis of an independent audit or review). The resolution of the dispute by the Independent Accountant shall be final, binding and non-appealable on the parties hereto and judgment may be obtained thereon. The costs and expenses of the Independent Accountant shall be allocated between the Buyer, on the one hand, and the Sellers on the other hand, based upon the relative dollar amounts of the contested amount of each party not awarded to that party.

(iv) The “Final Statement” shall be deemed to be (x) the Preliminary Statement if no Objections Statement is delivered by the Sellers within the 30-day period specified in Section 2.05(b)(ii), or (y) if an Objections Statement is delivered by the Sellers within the 30-day period specified in Section 2.05(b)(ii), the Preliminary Statement as adjusted by (A) the agreement of the Sellers and the Buyer and/or (B) the determination of the Independent Accountant. The Final Statement shall be final and binding on the Company Group Members, the Sellers and the Buyer, and judgment may be obtained thereon.

(v) If the Closing Working Capital as set forth in the Final Statement (the “Final Closing Working Capital”) exceeds the Estimated Closing Working Capital, the Buyer shall pay to each Seller, by wire transfer of immediately available funds to the U.S. account of such Seller designated in the Closing Payment Calculation Statement, an amount equal to 50% of such excess. If the Final Closing Working Capital is less than the Estimated Closing Working Capital, the Sellers shall be jointly and severally liable to pay the full amount of such difference to the Buyer by wire transfer of immediately available funds to an account designated in writing by the Buyer (or, at the Buyer’s election, the Buyer may instruct the Escrow Agent to pay the amount of such difference to the Buyer in cash from the Escrow Account). The amount of any payment required to be made pursuant to this Section 2.05(b)(v) shall be increased by the simple interest accruing thereon, during the period from the Closing Date through (but not including the date) that such payment is made, at the “prime rate” as of the day after the Closing Date (as published in the Wall Street Journal).

(vi) Except as otherwise provided herein, any payment due pursuant to this Section 2.05 shall be due within five (5) Business Days after the date on which the Final Statement is determined in accordance with Section 2.05(b)(iv).

(c) Any payments made pursuant to Section 2.05 shall be treated as an adjustment to the Purchase Price by the Parties for Tax purposes, unless otherwise required by Law.

Section 2.06. Purchase Price Allocation. The Allocable Purchase Price shall be allocated among the Shares and the covenants contained in Section 5.09 in accordance with Exhibit D hereto, with the portion allocated to the Shares being further allocated among the separate Companies in accordance with Exhibit D hereto. The Parties agree, except as otherwise set forth herein, not to take or cause to be taken any position or other action inconsistent with the allocation of the Allocable Purchase Price pursuant to the preceding sentence for any Tax reporting purpose, upon examination of any Tax Return, in any refund claim, or in any Proceeding or otherwise, unless otherwise required by a determination (within the meaning of Section 1313(a) of the Code or any similar provision of state, local or non-U.S. Law).

ARTICLE III

Representations and Warranties of the Sellers

The Sellers jointly and severally represent and warrant to the Buyer that the statements contained in this ARTICLE III are true and correct as of the date of this Agreement:

Section 3.01. Organization and Qualification of the Company Group Members. Each of the Company Group Members is an entity duly formed, validly existing and in good standing under the Laws of the Commonwealth of Massachusetts with full power and authority to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is conducted. Each Company Group Member is duly licensed or qualified to do business and is in good standing in each jurisdiction where its properties or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to do so would not be material to such Company Group Member. Section 3.01 of the Disclosure Schedule sets forth a true and complete list of each jurisdiction in which the Company Group Members are qualified to do business and, except as set forth in Section 3.01 of the Disclosure Schedule, none of the Company Group Members conducts any business outside of the United States.

Section 3.02. Good Title; Capitalization.

(a) Section 3.02 of the Disclosure Schedule sets forth the authorized, issued and outstanding equity interests (including, in the case of any Company Group Member that is a trust, all of the authorized, issued and outstanding legal and beneficial ownership interests) of each Company Group Member as of the Closing Date. The Shares in respect of each Company to be sold by the Sellers to the Buyer hereunder constitute all of the legal and beneficial ownership interests in such Company. Except as set forth in Section 3.02 of the Disclosure Schedule, the Shares are owned free and clear of any Encumbrance. At the Closing, the assignments, endorsements and other instruments of transfer delivered by the Sellers to the Buyer at the Closing will be sufficient to transfer to the Buyer the entire interest, legal and beneficial, in the Shares, and the Buyer will thereby acquire good and marketable title to the Shares free and clear of all Encumbrances, and be admitted as the sole beneficial and legal owner, member, partner, manager and trustee of the Companies (as applicable).

(b) There are no outstanding or authorized options, warrants, convertible securities or other such rights of any character relating to legal or beneficial ownership interests in any Company Group Member or obligating any Company Group Member to issue or sell any legal or beneficial ownership interests in such Company Group Member. No Company Group Member has outstanding or authorized any equity appreciation, phantom equity, profit participation or similar rights. The Shares constitute the only voting securities of the Companies, and there are no outstanding or authorized voting debt securities of any of the Company Group Members. Except as set forth in Section 3.02 of the Disclosure Schedule, there are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares or any equity interests or other securities of the Subsidiaries. The Sellers serve and have always served as the sole trustees to FlexHead Trust and PNM Trust, and in that capacity hold legal title to all outstanding shares of FlexHead Sub and PNM Sub, respectively. The Sellers own 100% of the beneficial ownership interest in FlexHead Trust and PNM Trust, in each case free and clear of all Encumbrances. No other Person has served as trustee of, or owned any beneficial ownership interest in, FlexHead Trust or PNM Trust, and neither FlexHead Trust nor PNM Trust has owned any property other than the shares of FlexHead Sub or PNM Sub, respectively.

(c) No certificate reflecting any equity interests of PBJ LLC, DXL LP or SprinkFLEX LP has ever been issued or authorized, and the equity interests held by Sellers in PBJ LLC, DXL LP and SprinkFLEX LP represent 100% of the beneficial ownership interests of PBJ LLC, DXL LP and SprinkFLEX LP. The only trust certificates that have ever been authorized or issued by FlexHead Trust and PNM Trust are held by the Sellers; collectively such certificates represent 100% of the beneficial ownership interests of FlexHead Trust and PNM Trust; and no other Person holds any legal or beneficial interest in such certificates. All of the Shares have been duly authorized and validly issued, and neither Seller has any obligation to make further payments for any of his Shares or further contributions to any Company solely by reason of his ownership of such Shares.

Section 3.03. No Subsidiaries. Except for the Subsidiaries, no Company Group Member owns or has ever owned (or had the contractual right to acquire), directly or indirectly, any interest in any shares or has an ownership or voting interest in any other Person. Each Subsidiary is wholly-owned by its parent Company, and such parent Company is the sole beneficial and legal owner of such Subsidiary, as set forth in Section 3.03 of the Disclosure Schedule. Except for the FlexHead Sub and the PNM Sub (as to which the sole certificates representing equity interests thereof have been issued to FlexHead Trust and PNM Trust, respectively), no certificate reflecting any equity interests of the Subsidiaries has ever been issued or authorized. The equity interests in each Subsidiary held by its parent Company as set forth in Section 3.03 of the Disclosure Schedule (a) constitute all of the legal and beneficial ownership interests in such Subsidiary, (b) are owned by such parent Company free and clear of any Encumbrance, (c) constitute the only voting securities of such Subsidiary and (d) have been duly authorized and validly issued, and are fully paid and non-assessable.

Section 3.04. Sellers’ Authority. Each Seller has all individual power and authority and the requisite legal capacity necessary to execute and deliver this Agreement and his Related Agreements and to perform his obligations hereunder and thereunder. This Agreement and the Related Agreements have been duly and validly executed and delivered by each Seller and constitutes the valid and binding obligation of such Seller, enforceable against such Seller in accordance with their respective terms.

Section 3.05. No Conflicts. Except as set forth on Section 3.05 of the Disclosure Schedule, neither the execution and delivery of this Agreement or their Related Agreements by the Sellers nor the consummation by them of the transactions contemplated by this Agreement or such Related Agreements will (a) conflict with or result in any breach of any provision of the Organizational Documents of any Company Group Member, (b) require of any Seller or Company Group Member any filing with or any Permit from any Governmental Authority, (c) result in a breach of or default under (with or without notice or lapse of time, or both) any Material Contract, any Permit or any Governmental Order to which any Seller or Company Group Member is a party or by which any of his or its assets are bound, (d) violate in any material respect any Law applicable to any Seller or Company Group Member or (e) require any Consent from any Person (other than the Sellers). Notwithstanding any other provision of this Agreement to the contrary, with respect to this Section 3.05 as it relates to or references Sellers or any Seller, each Seller’s representations and warranties herein are several and not joint (it being understood that the Escrow Account shall nevertheless constitute an undivided source of funds for all claims under this representation).

Section 3.06. Financial Statements.

(a) Set forth in Section 3.06 of the Disclosure Schedule are true and complete copies of the reviewed consolidated balance sheets and the statements of income, changes in stockholders’ equity and cash flows of the Company Group Members and Lowland Street, LLC, a Massachusetts limited liability company that is wholly-owned by the Sellers (“Lowland”), at December 31, 2010, and December 31, 2009, and as of the end of calendar years 2010 and 2009, together with all notes and schedules thereto, and the unaudited consolidated interim balance sheet and statement of income of the Company Group Members and Lowland at and as of December 31, 2011 and for the twelve (12) months then ended and all schedules thereto (as exclusive of Lowland, the “Financial Statements”), together with an exhibit, prepared by the Sellers, showing the effect of excluding Lowland from the foregoing and setting forth all material assumptions made in connection therewith. The assumptions used in the preparation of such exhibit showing the exclusion of Lowland are reasonable, and the adjustments used therein have been prepared in good faith and are appropriate to give effect to the exclusion of all income, expenses, assets, Liabilities and cash flows arising out of intercompany transactions between Lowland, on the one hand, and any Company Group Member, on the other hand. The Financial Statements have been prepared in accordance with GAAP (except for normal audit adjustments which are not material individually or in the aggregate) applied on a consistent basis throughout the periods covered thereby and are in accordance with the books and records of the Company Group Members. The Financial Statements fairly present in all material respects the consolidated financial condition and results of operations of the Company Group Members as of the respective dates thereof and for the periods referred to therein, subject in the case of interim financial statements to footnote disclosures, which are not material individually or in the aggregate, all in accordance with GAAP.

(b) Except as set forth in Section 3.06 of the Disclosure Schedule, none of the Company Group Members has any Liability that would in the aggregate be material to the Company Group Members, except for Liabilities that have arisen since the date of the most recent balance sheet in the ordinary course of business consistent with past practices (none of which relate to breach of contract, breach of warranty, tort, infringement, misappropriation, violation of any Law).

(c) The Company Group Members (i) make and keep accurate books and records and (ii) maintain accurate books and records reflecting their assets and liabilities, and maintain internal controls over financial reporting that provide reasonable assurance that (A) transactions are executed in accordance with management’s authorization, (B) transactions are recorded as necessary to permit preparation of the Company Group Members’ financial statements and to maintain accountability for their assets, (C) access to their assets is permitted only in accordance with management’s authorization and (D) the reported accountability for its respective assets is compared with existing assets at reasonable intervals.

Section 3.07. Absence of Certain Changes, Events and Conditions. Except as set forth on Section 3.07 of the Disclosure Schedule, since January 1, 2011, the Company Group Members on a combined basis have operated in the ordinary course of business consistent with past practices and there has not been any:

(a) event, occurrence or development that has had or would reasonably be expected to have a Material Adverse Effect;

(b) amendment of the Organizational Documents of any Company Group Member;

(c) split, combination or reclassification of any equity securities or other legal or beneficial ownership interests of any of the Company Group Members;

(d) issuance, sale or other disposition of any equity securities or other legal or beneficial ownership interest of the Company Group Members, or grant of any options, warrants, convertible securities or other rights to purchase or obtain any of such equity securities or other legal or beneficial ownership interests;

(e) declaration or payment of any dividends or distributions on or in respect of any equity securities or other legal or beneficial ownership interests of the Company Group Members, (other than distributions to equity owners in accordance with past practice or in connection with the distribution of Company Cash prior to the Closing as contemplated herein) or redemption, purchase or acquisition of any such equity securities or other legal or beneficial ownership interests;

(f) change in any method of accounting or accounting practice of any Company Group Member, except as required by GAAP or applicable Law;

(g) incurrence, assumption or guarantee of any Indebtedness by any of the Company Group Members, except current Liabilities incurred in the ordinary course of business;

(h) sale or other disposition of any of the assets reflected in the Financial Statements, except for sales of inventory or disposition of damaged or obsolete assets in the ordinary course of business consistent with past practices;

(i) increase in the compensation of or granting of any bonuses to any employee of the Company Group Members other than in connection with annual performance reviews in the ordinary course of business consistent with past practices;

(j) adoption, amendment or modification of any Benefit Plan by any of the Company Group Members, other than plan renewals in the ordinary course of business consistent with past practices or as required to maintain compliance with applicable Law;

(k) acquisition or purchase or disposition of any material assets, business or any product line by any Company Group Member;

(l) entry into, adoption or consummation by any of the Company Group Members of any plan of merger, consolidation, reorganization, recapitalization, liquidation or dissolution or filing of a petition in bankruptcy or consent to the filing of any bankruptcy petition against it or any capital investment by any of the Company Group Members into or with any other Person;

(m) subjection of any portion of any Company Group Member’s properties or assets to any Encumbrance, except for Permitted Encumbrances;

(n) sale, assignment, license or transfer by any of the Company Group Members of any Intellectual Property or other intangible assets;

(o) entrance into, acceleration, termination, modification, cancellation or waiver by any of the Company Group Members of any material right with respect to any Material Contract;

(p) damage, destruction or loss (whether or not covered by insurance) involving at least $50,000 of any Company Group Member’s assets or properties;

(q) capital expenditure or series of related capital expenditures, or commitment for capital expenditures or series of related capital expenditures by any of the Company Group Members involving more than $50,000 individually, or more than $100,000 in the aggregate;

(r) commencement, settlement or release with respect to any material Proceeding with respect to either Seller or any Company Group Member; or

(s) any agreement by any Company Group Member or either Seller to do any of the foregoing.

Section 3.08. Material Contracts.

(a) The Sellers have made available to the Buyer in the Data Room true and complete copies of the contracts and agreements (whether written or oral), together with all amendments, waivers or changes thereto, to which any Seller or Company Group Member is a party or by which any of them is bound (excluding any contracts or agreements which have been terminated by completion or otherwise and under which no obligations remain outstanding) in any of the following categories (all contracts listed or required to be listed in Section 3.08 of the Disclosure Schedule, together with the Real Property Leases, collectively, the “Material Contracts”):

(i) any contract for the purchase of any fixed asset for a price in excess of $50,000;

(ii) any contract or agreement, or group of contracts or agreements, involving payment of more than $50,000 in any twelve month period relating to the purchase by any Company Group Member of any product or service (excluding services which constitute Seller Transaction Expenses);

(iii) any contract or agreement, or group of related contracts or agreements, for the sale of products or services under which the undelivered balance of such products or services has a sales price in excess of $50,000;

(iv) any contract not terminable on less than 30 days’ notice without penalty (other than any penalty that would reasonably be expected to be less than $50,000);

(v) any contract limiting any Company Group Member’s or Employee’s freedom to compete in any line of business or with any Person;

(vi) any contract under which any Company Group Member has incurred, assumed or guaranteed Indebtedness in principal amount of more than $50,000 or otherwise placing an Encumbrance on any assets of the Company Group Members;

(vii) any contract for the disposition of any portion of the combined assets or business of the Company Group Members (other than sales of products in the ordinary course of business) or any contract for the acquisition of the assets or business of any other business (other than purchases of inventory or components in the ordinary course of business) or any capital stock or other equity interest of any other Person or any contract relating to any merger, consolidation or reorganization of any Company Group Member with any other Person;

(viii) any bonus, pension, profit sharing, retirement or other form of deferred compensation plan;

(ix) any contract for the employment or retention of any director, officer, trustee, independent contractor, individual employee or other person, including any contract with any director, officer, trustee, employee or independent contractor with respect to change of control payment, retention bonus, severance or similar benefits or any collective bargaining agreement;

(x) any contract relating to sales, distribution or co-marketing arrangements or that requires the payment of, or pursuant to which any Company Group Member is entitled to receive, any royalties, finders’ fees, commissions or similar payments;

(xi) any PRC Supply Agreement and any other contract with or relating to any outsourced or contract manufacturer;

(xii) any contract providing “most favored” pricing or exclusive rights with respect to the manufacturing, marketing, sale or distribution of any products of any of the Company Group Members;

(xiii) any contract containing licenses of any Intellectual Property granted by any Company Group Member;

(xiv) any contract containing licenses granted to any Company Group Member to the Intellectual Property of any other Person (excluding readily available, off-the-shelf software requiring aggregate payments of less than $50,000);

(xv) any power of attorney or agency agreement or arrangement with any Person pursuant to which such Person is granted the authority to act for or on behalf of any Company Group Member or any Company Group Member is granted the authority to act for or on behalf of any Person;

(xvi) any contract with any Major Customer;

(xvii) any contract with any Major Supplier;

(xviii) any contract with any Governmental Authority;

(xix) except for the Organizational Documents of the Company Group Members, any contract involving any joint venture, partnership, strategic alliance, sharing of profits or losses or similar arrangements; and

(xx) any lease or agreement or similar contract under which any Company Group Member is (x) lessee of, or holds or operates, any personal property owned by any other party for which the annual rental exceeds $50,000 or (y) lessor of or permits any third party to hold or operate any personal property.

(b) A true and complete list of the Material Contracts is set forth in Section 3.08 of the Disclosure Schedule. The Material Contracts are in full force and effect in accordance with their respective terms. There does not exist a default on behalf (with or without notice, or lapse of time, or both) of any Company Group Member in respect of any Material Contract or, to the

Knowledge of the Sellers, a default by any other party thereto. Each Material Contract will continue to be legal, valid, binding and enforceable against the applicable Company Group Member and, to the Knowledge of the Sellers, any other party to such agreements, and in full force and effect on substantially identical terms, immediately following the Closing. No Company Group Member and no other party has repudiated any Material Contract or given any written or, to the Knowledge of the Sellers, oral notice that it intends to terminate any Material Contract.

(c) Each Material Contract that limits any Company Group Member’s freedom to compete in any line of business or with any Person which is not a Company Group Member Affiliate or that contains any exclusive rights with respect to the manufacturing, marketing, sale or distribution of any products of any of the Company Group Members is specifically identified in Section 3.08 of the Disclosure Schedule with an asterisk.

(d) Except as set forth in Section 3.08(d) of the Disclosure Schedule, all of the Material Contracts relating to sales, distribution or co-marketing arrangements are terminable by the applicable Company Group Member without penalty upon 30 days’ notice or less.

Section 3.09. Title to Assets.

(a) One or more of the Company Group Members is the true and lawful owner, and has good and marketable title to, all of the tangible personal property and other assets reflected in the Financial Statements or acquired since the date of the most recent balance sheet included in the Financial Statements, free and clear of all Encumbrances, except the following (“Permitted Encumbrances”):

(i) Encumbrances for Taxes not yet due and payable or being contested in good faith and for which adequate reserves have been reflected in the Financial Statements, if any, for the periods to which such Taxes relate;

(ii) mechanics’, carriers’, workmen’s, repairmen’s or other similar Encumbrances arising or incurred in the ordinary course of business for amounts that are not delinquent and that do not in the aggregate, exceed $25,000;

(iii) easements, rights of way, zoning ordinances and other similar encumbrances of record affecting the Leased Real Property; or

(iv) Encumbrances arising under conditional sales contracts and equipment leases with third parties identified on Section 3.08 of the Disclosure Schedule.

(b) Except as set forth in Sections 3.09(b) and 3.11 of the Disclosure Schedule, the Company Group Members, collectively, own or lease all tangible assets and intangible assets (including Intellectual Property) necessary for the conduct of their combined business as currently conducted in all material respects. To the Knowledge of the Sellers, the tangible personal property, buildings, structures, improvements and fixtures of the Company Group Members are in good repair and good operating condition, ordinary wear and tear excepted, and are suitable for use in the business of the Company Group Members, as currently conducted.

Section 3.10. Real Estate.

(a) No Company Group Member owns or has ever owned any real property.

(b) Section 3.10 of the Disclosure Schedule lists the real property currently leased or occupied by any Company Group Member (“Leased Real Property”). The Leased Real Property constitutes all of the real property used or occupied by any Company Group Member. The Real Property Leases are in full force and effect, and a Company Group Member holds a valid and existing leasehold interest under each Real Property Lease, subject to proper authorization and execution of such Real Property Lease by the other party and the application of any bankruptcy or creditor’s rights Laws.

(c) True and complete copies of all leases and amendments thereto with respect to the Leased Real Property (the “Real Property Leases”) have been made available to the Buyer in the Data Room, and none of the Real Property Leases has been modified, except to the extent that such modifications are disclosed by the copies made available to the Buyer in the Data Room.

(d) No Company Group Member is in default with or without notice, or lapse of time, or both under any Real Property Lease.

(e) Other than with respect to the Leased Real Property, no Company Group Member is a party to, bound by, or subject to any written or oral lease, rental or occupancy agreement, license, installment or conditional sale agreement, or other contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real property, whether as lessor, lessee or a party in any other capacity.

(f) Lowland has received all required Permits, including those relating to zoning, development, building, occupancy, and business approvals, that are material for the Company Group Members’ present and intended use of the facilities and premises leased by Lowland, and all such Permits are valid and in full force and effect.

Section 3.11. Intellectual Property.

(a) Section 3.11 of the Disclosure Schedule lists all Registered Intellectual Property owned or licensed by any Company Group Member (showing, as applicable, the registered owner, expiration date, and registration or application number). Section 3.11 of the Disclosure Schedule also provides a non-exhaustive list of certain unregistered marks (including all material unregistered marks) used by Company Group Members. Except as set forth in Section 3.11 of the Disclosure Schedule, one or more of the Company Group Members owns or has the right to use all Intellectual Property known to Sellers necessary to conduct the combined business of the Company Group Members as currently conducted and planned to be conducted. All registration, renewal and maintenance fees due and payable in respect of each of the applications and registrations listed in Section 3.11 of the Disclosure Schedule have been paid, and to the Knowledge of the Sellers, all registered Intellectual Property listed in Section 3.11 of the Disclosure Schedule owned by any Company Group Member is valid, enforceable and subsisting. Except as set forth in Section 3.11 of the Disclosure Schedule, and to the Knowledge of the Sellers, there are no facts, circumstances or information that could reasonably be expected to render any Registered Intellectual Property owned by any Company Group Member invalid or unenforceable. No Company Group Member has misrepresented, or failed to disclose any fact or circumstances in any application for any registration of Registered Intellectual Property owned by any Company Group Member that would constitute fraud or a misrepresentation with respect to such application or that would otherwise affect the validity or enforceability of any Registered Intellectual Property.

(b) There are no settlements, injunctions, forbearances to sue, consents, coexistence agreements, judgments, or orders to which any Company Group Member is a party or is otherwise bound, which restrict the rights of any Company Group Member to use or practice any Intellectual Property owned or used by a Company Group Member.

(c) Except as set forth in Section 3.11 of the Disclosure Schedule: (i) the conduct of each Company Group Member’s business as currently conducted and planned to be conducted, does not infringe, violate or misappropriate the Intellectual Property of any other Person; and (ii) to the Knowledge of the Sellers, no Person (including Major Suppliers, Asian Suppliers or any of their respective employees, agents or subcontractors) is infringing, violating or misappropriating, or has infringed, violated or misappropriated, any Intellectual Property of any Company Group Member in the United States, the PRC, South Korea or elsewhere. From and after the Closing, as between the Sellers, on the one hand, and the Buyer and the Company Group Members, on the other hand, the Buyer and the Company Group Members will have the sole right to direct and control the pending patent litigation set forth in Section 3.11 of the Disclosure Schedule and the sole right to receive any proceeds or damages payable in connection therewith.

(d) No Company Group Member has had any written notice of (including invitations to take a license) a claim against any Company Group Member asserting that such Company Group Member infringes, violates, or misappropriates any Intellectual Property of any other Person.

(e) With respect to all Trade Secrets for which a Company Group Member has determined that the ongoing preservation of confidentiality is of material commercial value to such Company Group Member (i) Each Company Group Member has taken reasonable measures to protect the confidentiality of such Trade Secrets of such Company Group Member; (ii) no such Trade Secrets of such Company Group Member have been disclosed or authorized to be disclosed to any Person other than pursuant to a written non-disclosure agreement or other guarantees of confidentiality that are reasonable in the circumstances; and (iii) to the Knowledge of the Sellers, no Person that is a party to any non-disclosure agreement with a Company Group Member, or who otherwise is under a confidentiality obligation to a Company Group Member with respect to any such Trade Secrets, , is in breach or default thereof. A Company Group Member’s decision to release information in connection with a product release or an application for Registered Intellectual Property shall not constitute a breach of any of the foregoing representations.

(f) Each Company Group Member has taken commercially reasonable measures to establish and preserve its ownership of all Intellectual Property developed by, or on behalf of, the Company Group Members. The Sellers and all employees and contractors of each Company Group Member who have contributed to or participated in the creation or development of any

Intellectual Property on behalf of Company Group Members have executed an assignment in favor of, or have otherwise effectively conveyed ownership (including by way of “work-made-for-hire” status or otherwise) to, such Company Group Member of such Intellectual Property. Without limiting the generality of the foregoing, neither the Sellers nor any of their Affiliates (other than the Company Group Members) own or otherwise have any rights to any of the Intellectual Property used by the Company Group Members in the conduct of their respective businesses.

(g) No right or license of any Intellectual Property has been granted to any of the PRC Suppliers by any Company Group Member, except as specifically provided for in the PRC Supply Agreements disclosed in Section 3.08 of the Disclosure Schedule. The PRC Supply Agreements are the sole contracts that govern ownership and use of any improvements to the products or manufacturing processes of the Company Group Members or other Intellectual Property developed by or with the PRC Suppliers in connection with their arrangements with the Company Group Members. The entire PRC Supply Agreements are included as part of Section 3.08 of the Disclosure Schedule.

(h) To the Knowledge of Sellers, none of the Asian Suppliers has supplied products using the Intellectual Property of any Company Group Member or otherwise disclosed the confidential information and Trade Secrets of any Company Group Member to third parties, except as authorized in accordance with the terms of the PRC Supply Agreements disclosed in Section 3.08 of the Disclosure Schedule.

Section 3.12. Insurance. Section 3.12 of the Disclosure Schedule lists each insurance policy maintained by any Company Group Member and a brief description of each such policy’s coverages and limits. There is no material claim pending under any such insurance policy as to which coverage has been denied or disputed in writing by the underwriter of such insurance policy. The premiums due and payable under all such insurance policies have been paid and all such insurance policies are in full force and effect. None of the Company Group Members has received any notice of cancellation or non-renewal of any such policy, nor, to the Knowledge of the Sellers, has the termination of any such policies or arrangements been threatened. None of the Company Group Members has been refused any insurance with respect to its assets or operation, and its coverage has not been limited by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance. Section 3.12 of the Disclosure Schedule sets forth, for the current policy year and each of the three (3) preceding policy years, a summary of the loss experience under each insurance policy maintained by any of the Company Group Members during such periods.

Section 3.13. Litigation. Other than as disclosed in Section 3.11 and Section 3.13 of the Disclosure Schedule, there is no legal, administrative, arbitration, audit or other proceeding or governmental investigation (collectively, “Proceedings”) pending or, to the Knowledge of the Sellers, threatened against any Company Group Member, and no Proceeding has been pending since January 1, 2007 (other than workers’ compensation claims made in the ordinary course of business). Except as disclosed in Section 3.11 and Section 3.13 of the Disclosure Schedule, no Company Group Member is a party to any settlement or other agreement in respect of any Proceeding under which there is any further Liability of any Company Group Member thereto. Without limiting the generality of the foregoing, no Company Group Member has any Liability with respect to any Telephone Consumer Protection Act Claim set forth in Section 3.13 of the Disclosure Schedule. There are no Proceedings pending or, to the Knowledge of the Sellers, threatened against either Seller, which, if determined adversely to such Seller, would have a material and adverse effect on such Seller’s ability to consummate the transactions contemplated hereby. Neither Seller is subject to any outstanding judgment, order or decree of any court or Governmental Authority that would have a material and adverse Effect on such Seller’s ability to consummate the transactions contemplated by this Agreement.

Section 3.14. Legal Compliance; Permits.

(a) Each Company Group Member is, and for the five years prior to and including the Closing Date has been, in compliance in all material respects with each Law that applies to the conduct of its business, and no Company Group Member is, or for the five years prior to and including the Closing Date has been, subject to any Governmental Order. No Company Group Member has received any written notice during the five years prior to and including the Closing Date from any Governmental Authority inquiring about compliance with, or alleging material noncompliance with, any applicable Law. All Permits necessary for each Company Group Member to conduct its business as currently conducted have been obtained and are valid and in full force and effect, all such Permits are listed in Section 3.14 of the Disclosure Schedule and all such Permits have been made available to the Buyer in the Data Room. The Company Group Members are in compliance in all material respects with all such Permits. Each of the Permits listed or required to be listed in Section 3.14 of the Disclosure Schedule will continue to be in full force and effect on substantially identical terms immediately following the Closing.

(b) Without limiting the generality of Section 3.14(a) and except as set forth in Section 3.14 of the Disclosure Schedule:

(i) during the five-year period ending on the Closing Date, no Company Group Member has received written notice that it is or may be in violation of the Foreign Corrupt Practices Act of 1977, as amended (15 U.S.C. §§ 78dd-1 through 78ff), or any Laws relating to export controls (including the Export Administration Regulations set forth in volume 15 of the Code of Federal Regulations (the “CFR”), or the International Traffic in Arms Regulations set forth in volume 22 of the CFR), trade embargoes (including the regulations administered by the Office of Foreign Assets Control, U.S. Department of Treasury and set forth in volume 31 of the CFR), or antiboycott compliance (including the regulations set forth at Part 760 of volume 15 of the CFR and the Laws set forth at Section 999 of the Code); and

(ii) Sellers have no Knowledge of any such violation during such period.

(c) Section 3.14(c) of the Disclosure Schedule sets forth a true and complete list of all countries (i) to which any Company Group Member has exported, and from which any Company Group Member has imported, in each case during the period beginning on January 1, 2009 and ending on the Closing Date, any materials or products, including (A) the dollar amount of such materials or products imported and exported, (B) the types of such materials and products imported and exported and (C) the names of the foreign parties who are customers or suppliers of the Company Group Members with respect to such materials and products; and (ii) in which any Company Group Member maintains any offices or facilities or employs any representatives, agents, other intermediaries acting on its behalf. During the five year period ending on the Closing Date, no Company Group Member has exported any materials or products to, and no Company Group Member has imported any materials or products from, any country other than the countries set forth in Section 3.14(c) of the Disclosure Schedule.

(d) Except as set forth in Section 3.14(d) of the Disclosure Schedule, each Company Group Member is, and for the five years prior to and including the Closing Date has been, in compliance in all material respects with all Product Certifications applicable to the products of the Company Group Members. Except as set for in Section 3.14(d) of the Disclosure Schedule, all products sold by the Company Group Members have been manufactured to the same specifications as those products that have been randomly tested, and all of such randomly tested products have passed all applicable tests for hydrostatic pressure, vibration, friction loss, fatigue, head deployment, corrosion, water hammer, leaks or burst pressure and met all applicable product standards, all as provided under applicable Law or otherwise promulgated by any Governmental Authority. The manufacturing practices of the Company Group Members and their suppliers comply in all material respects with all “Buy America” requirements to the extent applicable.

Section 3.15. Environmental Matters.

(a) Except as set forth in Section 3.15 of the Disclosure Schedule, each Company Group Member and Lowland are, and for the five years prior to and including the Closing Date have been, in compliance with all Environmental Laws in all material respects and has not received from any Person any Environmental Notice or Environmental Claim that remains pending or unresolved.

(b) One or more Company Group Members have obtained and are in compliance in all material respects with all material Environmental Permits necessary for the ownership, lease, operation or use of the business and properties of the Company Group Members.

(c) No real property currently owned, operated or leased by any Company Group Member or Lowland is listed on, or, to the Knowledge of the Sellers, has been proposed for listing on, the National Priorities List under CERCLA or any similar state list.

(d) Except as set forth in Section 3.15 of the Disclosure Schedule, to the Knowledge of Sellers there has been no Release of Hazardous Materials at any real property currently owned, operated, or leased by any Company Group Member or Lowland which would require reporting to a Governmental Authority under any Environmental Law. No Company Group Member has received an Environmental Notice that there has been a Release of Hazardous Materials at any real property currently owned, operated or leased in connection with the business of the Company Group Members or Lowland that would reasonably be expected to result in an Environmental Claim against, or a violation of any Environmental Law or any Environmental Permit by, any Company Group Member.

(e) Section 3.15 of the Disclosure Schedule sets forth a true and complete list of, and the Sellers have made available to the Buyer in the Data Room, any and all environmental reports, studies, audits, site assessments and other similar documents commissioned by, in the possession of, or reasonably accessible to, any Company Group Member or Lowland prepared after December 31, 2008, relating to the business or properties of the Company Group Members or Lowland or any real property currently owned, operated or leased by any Company Group Member or Lowland.

(f) There is no Proceeding pending or, to the Knowledge of the Sellers, threatened against any Company Group Member or Lowland, and no such Proceeding has been pending since January 1, 2007, and, to the Knowledge of the Sellers, there are no facts or circumstances that would reasonably be expected to result in any such Proceeding, in each case with respect to any material violation of any Environmental Law or any Environmental Permit by any Company Group Member or Lowland. No Company Group Member or Lowland is a party to any settlement or other agreement in respect of any Proceeding relating to any violation of any Environmental Law or Environmental Permit under which there is any further Liability of any Company Group Member or Lowland.

(g) The representations and warranties set forth in this Section 3.15 are the sole and exclusive representations and warranties regarding environmental matters made by the Sellers herein.

Section 3.16. Employee Benefit Matters.

(a) All employee benefit plans, as that term is defined in Section 3(3) of ERISA, and any other material compensation, benefit, fringe benefit or perquisite plan or arrangement, including any retirement or deferred compensation plan, incentive compensation plan, stock plan, retention plan or agreement, unemployment compensation plan, vacation pay, change of control, severance pay, bonus or benefit arrangement, insurance or hospitalization program or any fringe benefit arrangements, whether pursuant to contract, arrangement, customer or informal understanding (each, a “Benefit Plan”), that are or were maintained by or contributed to by a Company Group Member or an ERISA Affiliate of any Company Group Member within the six year period ending with the Closing Date or with respect to which any Company Group Member or any of its ERISA Affiliates otherwise has any Liability (together, the “Company Benefit Plans”) are described in Section 3.16 of the Disclosure Schedule. As to all Company Benefit Plans:

(i) Each is, and at all times has been, maintained and operated in all material respects in form and in operation with all applicable Laws and the terms thereof, all required returns (including information returns) have been prepared and timely filed in accordance with all applicable Laws, and neither any Company Group Member nor any ERISA Affiliate of any Company Group Member has received any outstanding notice from any Governmental Authority questioning or challenging such compliance;

(ii) Each such Company Benefit Plan that complies or is intended to comply with Section 401(a) of the Code (each a “Qualified Benefit Plan”) has a favorable determination letter from the Internal Revenue Service (or the sponsor of the Qualified Benefit Plan is entitled to rely on a favorable opinion letter issued to the plan’s prototype sponsor by the Internal Revenue Service), which, in either case, covers all amendments thereto for which the remedial amendment period (within the meaning of section 401(b) of the Code) has expired and no event has occurred that will or could reasonably be expected to give rise to disqualification of any Qualified Benefit Plan or to a tax under Section 511 of the Code;

(iii) There are no non-exempt “prohibited transactions” (as described in Section 406 of ERISA or Section 4975 of the Code) and neither any Company Group Member nor any ERISA Affiliate of any Company Group Member has otherwise engaged in any non-exempt prohibited transaction;

(iv) There are no claims (other than routine claims for benefits) pending or, to the Knowledge of the Sellers, threatened involving any Company Benefit Plan or the assets of any Company Benefit Plan;

(v) No Company Group Member, nor any directors, officers, employees or any other fiduciary of any such Company Group Member, has committed any breach of fiduciary responsibility imposed by ERISA that would subject such Company Group Member or any of its respective directors, officers or employees to material Liability under ERISA;

(vi) No Liability to the Pension Benefit Guaranty Corporation (other than Liability for routine premiums) has been or is expected by any Company Group Member to be incurred by such Company Group Member or any ERISA Affiliate of a Company Group Member with respect to any Qualified Benefit Plan. With respect to each Qualified Benefit Plan that is subject to Title IV of ERISA (each a “Pension Plan”): (A) there has been no reportable event (as described in section 4043 of ERISA) for which the notice requirements have not been waived; (B) there has been no withdrawal (within the meaning of section 4063 of ERISA) of a “substantial employer” (as defined in section 4001(a)(2) of ERISA); (C) no event or condition has occurred which would give rise to Liabilities under section 4062(e) of ERISA; (D) no steps have been taken to terminate any Pension Plan; (E) there has been no event or condition that presents a material risk of termination of any Pension Plan by the Pension Benefit Guaranty Corporation; (F) the minimum funding standards of section 412 of the Code have been satisfied, no waiver of the minimum funding standards has been granted and none of the Company Group Members or any of their ERISA Affiliates has requested a funding waiver; and (G) no event has occurred with respect to any such plan which has resulted or could reasonably be expected to result in an Encumbrance being imposed on the assets of any Company Group Member or any ERISA Affiliate of any Company Group Member.

(vii) The Sellers have made available to the Buyer in the Data Room true and complete copies of each of the following with respect to each Company Benefit Plan (as applicable): (1) any plan document and amendments thereto; (2) any related trust documents; (3) any documents governing the investment and management of the Company Benefit Plan, or the assets thereof, including any documents relating to fees incurred by the sponsor or participants and beneficiaries; (4) the most recent summary plan descriptions and summaries of material modifications; and (5) written communications to employees to the extent the substance of the Company Benefit Plans described therein differ materially from the other documentation furnished under this clause; and

(viii) All premiums with respect to, or contributions to, and payments from, each Company Benefit Plan have been timely made as required by applicable Laws or the terms of the applicable Company Benefit Plan, or if applicable, accrued in accordance with the Accounting Principles on the Financial Statements.

(ix) Other than with respect to the defined benefit plan disclosed in Section 3.16(b) of the Disclosure Schedule, neither any Company Group Member nor any ERISA Affiliate of any Company Group Member is, or has ever been, a party to any single employer defined benefit plan or multiemployer plan, each within the meaning of Sections 4001(a)(15) and 4001(a)(3) of ERISA, made or been required to make contributions to any such plan, and has no Liability under or with respect to any such plan.

(b) Other than with respect to the Company Benefit Plan disclosed in Section 3.16(b) of the Disclosure Schedule, no employee is entitled to, nor shall any employee accrue or receive, additional benefits, services, accelerated rights to payment of benefits or accelerated vesting, whether pursuant to any Company Benefit Plan or otherwise, including the right to receive any parachute payment as defined in Section 280G of the Code, or become entitled to severance, termination allowance or other similar payments as a result of this Agreement and the transactions contemplated hereunder.

Section 3.17. Employment Matters.

(a) Section 3.17 of the Disclosure Schedule sets forth a true and complete list of the Employees and sets forth, with respect to each Employee, such Employee’s: (i) title or position; (ii) date of hire or commencement of service; (iii) work location and employer; (iv) full-time or part-time and exempt or non-exempt status; (v) status regarding whether such Employee is absent from active employment or service, and if so, the date such absence commenced, the anticipated date of return, and type of absence; and (vi) salary, and if applicable, bonus or other incentive compensation data.

(b) None of the Employees is represented by any union or subject to any collective bargaining agreement, and, to the Knowledge of the Sellers, none of the Employees is engaged in any union organizational activities. There is no strike, work stoppage, walkout, slowdown, hand billing, picketing or other “concerted action” involving any of the Employees. No representation election petition has been filed by any Employee or is pending with the NLRB, and, to the Knowledge of the Sellers, no union organizing campaign involving or affecting any Employee has occurred, is in progress or is threatened against any Company Group Member. No NLRB unfair labor practice charge (or litigation alleging such claim) has been filed or, to Sellers’ Knowledge, threatened or is presently pending relating to an Employee.

(c) There is no written or oral contract or agreement between any Company Group Member and any vendor providing leased or temporary employees. No Company Group Member has taken any action with respect to the transactions contemplated hereby that could constitute a “mass layoff” or “plant closing” within the meaning of the Worker Adjustment and Retraining Notification Act of 1988 (“WARN”) or could otherwise trigger any notice requirement or Liability under any local or state plant closing notice Law. Each Company Group Member has complied in all material respects, and is in compliance in all material respects, with all Laws relating to labor and employment practices, including all Laws relating to terms and conditions of employment, wages, hours, collective bargaining, workers’ compensation, occupational safety and health, equal employment opportunity and immigration and those Laws regarding Tax and benefits treatment, applicable to independent contractors, consultants, temporary and leased employees, and are not engaged in any unfair labor or unlawful employment practice.

(d) Section 3.17 of the Disclosure Schedule sets forth, for 2011 calendar year to date and each of the three (3) preceding calendar years, a true and complete list of all workers’ compensation claims made against any of the Company Group Members during such period and a summary of the loss experience with respect thereto.

Section 3.18. Taxes.

(a) Except as set forth in Section 3.18(a) of the Disclosure Schedule, each Company Group Member has timely filed all material U.S. federal, state, local, and non-U.S. Tax Returns that it was required to file. All such Tax Returns were true, complete and correct in all material respects. Except as set forth in Section 3.18(a) of the Disclosure Schedule, each Company Group Member has timely paid all material Taxes that it was required to pay, whether or not shown on any Tax Return. No claim has ever been made in writing by any Taxing Authority for any jurisdiction where any Company Group Member does not file Tax Returns that such Company Group Member is or may be required to file a Tax Return for such jurisdiction.

(b) Except as set forth in Section 3.18(b) of the Disclosure Schedule, the Companies have delivered or made available to the Buyer in the Data Room true, correct, and complete copies of all U.S. federal, state, local and non-U.S Tax Returns filed by each Company Group Member for all periods ending on or after December 31, 2008, and all examination reports and statements of deficiencies filed by, assessed against or agreed to by any Company Group Member after December 31, 2008. No Company Group Member has requested any extension of time to file any Tax Return that has not since been filed. No examination or audit by any Taxing Authority of any Tax Return of any Company Group Member is currently in progress and no Company Group Member has received written notice from any Taxing Authority that any such examination or audit is pending. No Company Group Member has waived in writing or been requested in writing to waive any statute of limitations with respect to Taxes or agreed in writing or been requested in writing to agree to an extension of time with respect to the collection of a Tax assessment or deficiency.

(c) Each Company Group Member has complied in all material respects with all applicable Laws, rules and regulations relating to the withholding and subsequent payment of Taxes relating to payments made to any employee, independent contractor, creditor, stockholder, foreign person, or other third party.

(d) None of the assets of any Company Group Member is subject to any Encumbrances for unpaid Taxes other than for Taxes not yet due and payable or being contested in good faith and for which adequate reserves have been reflected in the Financial Statements, if any, for the periods to which such Taxes relate.

(e) No Company Group Member is required to include any material amount in income in any taxable period (or portion thereof) beginning after the Closing Date as a result of (i) any adjustment pursuant to Section 481(a) of the Code by reason of any voluntary change in accounting method made before the Closing Date or (ii) any installment sale made before the Closing Date.

(f) No Company Group Member is a party to or member of any joint venture, partnership or limited liability company that is treated as a partnership for federal income Tax purposes or a party to or bound by any Tax allocation or sharing agreement. Neither FlexHead Trust nor PNM Trust has ever been a member of a group filing a consolidated federal income Tax Return (other than a group of which FlexHead Trust or PNM Trust, as applicable, was the common parent). No Company Group Member has any liability for the Taxes of any other Person under Treasury Regulation Section 1.1502-6 (or any corresponding provision of state, local or non-U.S. Tax Law), or as a transferee or successor, by contract, or otherwise.

(g) Neither FlexHead Trust nor PNM Trust has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying or intended to qualify for tax-free treatment under Section 355 of the Code in (A) the two (2) years prior to the date of this Agreement or (B) a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(h) No power of attorney has been granted by or with respect to any Company Group Member with respect to any matter relating to Taxes that is in effect as of the date hereof.

(i) Each of FlexHead Trust and PNM Trust (i) has made a valid election to be treated as an “S corporation,” as that term is defined in Section 1361(a) of the Code, for U.S. federal income Tax purposes, (ii) has made (or is deemed to have made) similar valid elections under the Laws of the other jurisdictions set forth in Section 3.18 of the Disclosure Schedule (such elections referred to in the foregoing clauses (i) and (ii) are collectively referred to herein as the “S Elections”), and (iii) has made a valid election to treat FlexHead Sub and PNM Sub, as applicable, as a “qualified subchapter S subsidiary,” as that term is defined in Section 1361(b)(3) of the Code, for U.S. federal income Tax purposes (such elections in (iii) are collectively referred to herein as the “QSUB Elections”). Section 3.18 of the Disclosure Schedule sets forth the effective date of each S Election and each QSUB Election. Neither FlexHead Trust nor PNM Trust is subject to any Tax under Section 1374 of the Code in connection with any actual or deemed sale of its assets.

(j) Neither PBJ LLC, DXL LP, SprinkFLEX LP, DXL Sub, nor SprinkFLEX Sub has made an election under Treasury Regulations Section 301.7701-3 to be treated as an association taxable as a corporation for U.S. federal income Tax purposes.

(k) Notwithstanding anything to the contrary contained herein, no Company Group Member is making any representation or warranty with respect to (i) the amount of any net operating loss or tax credit carryforwards as of the Closing Date, or the ability to utilize any such carryforwards for periods after the Closing Date under Sections 382 or 383 of the Code (or any corresponding provision of state, local, or non-U.S. Law) or otherwise or (ii) any matter which results from or is attributable to the Section 338(h)(10) Election.

Section 3.19. Accounts Receivable. The accounts receivable reflected in the Financial Statements have been recorded in accordance with GAAP, consistently applied, and are subject only to the allowance for doubtful accounts reflected in the Financial Statements, which amount is adequate and has been determined consistently with GAAP as applied in the Financial Statements. All such accounts receivables represent actual indebtedness or other obligations incurred by the applicable account debtors and were valid and existing as of the date thereof, and all receivables reflected in the Final Statement will represent actual indebtedness or other obligations incurred by the applicable account debtors and will be valid and existing as of the date of thereof, and in each case such receivables reflect (or will reflect, as applicable) payment rights held by the Company Group Members arising from bona fide transactions with unrelated parties in the ordinary course of business of the applicable Company Group Member consistent with past practices. To the Knowledge of the Sellers, as of the date of this Agreement, there are no disputes or other facts or circumstances that could reasonably be expected to result in any material increase in the uncollectibility or delinquency in payment of any receivables held by or owed to the Company Group Members.

Section 3.20. Inventory. The raw materials, work in process, finished goods and other inventory (collectively, the “Inventory”) of the Company Group Members as of the date of the most recent balance sheet contained in the Financial Statements have been valued in accordance with GAAP, consistently applied, subject only to the inventory reserve reflected in such Financial Statements, which amount is adequate and has been determined consistently with past practices and GAAP as applied in the Financial Statements. Since the date of the most recent balance sheet contained in the Financial Statements, there has not been a material change in the level of Inventory, other than changes in the ordinary course of business consistent with the past practices. The Inventory consists of items of a quality, condition and quantity consistent with normal Inventory levels of the Company Group Members and is usable and saleable in the ordinary course of business consistent with past practices for the purposes for which such Inventory is intended, except to the extent written down or reserved against on the Final Statement. The Inventory as of the Closing Date will not include Obsolete Materials or materials below standard quality (or such materials included in the Inventory will be written down in the Final Statement in accordance with GAAP).

Section 3.21. Customers and Suppliers. Section 3.21 of the Disclosure Schedule contains a list of the (i) top 5 customers (by net revenue) (the “Major Customers”) of the Company Group Members for the year ended December 31, 2010 and the twelve month period ended December 31, 2011 and (ii) the top 4 suppliers (by dollar value of purchases by the Company Group Members) (the “Major Suppliers”) of the Company Group Members during such period. Since January 1, 2011, (i) no Company Group Member has received any written (or, to the Knowledge of the Sellers, oral) notice that any Major Customer or Major Supplier will materially reduce in the aggregate its purchases from or sales to, as applicable, any Company Group Member and (ii) no Company Group Member has received any written (or, to the Knowledge of the Sellers, oral) notice that any Major Customer or Major Supplier will cease doing business with any Company Group Member.

Section 3.22. Asian Suppliers.

(a) To the Knowledge of the Sellers, each Asian Supplier, and its respective subcontractors, possess all Permits required for the conduct of the business as described in the Asian Supply Agreement to which it is a party. To the Knowledge of the Sellers, each such Permit is valid and in full force and effect and is not subject to any pending or threatened or contemplated administrative or judicial proceeding to revoke, cancel or declare such license or permit invalid in any respect.

(b) To the Knowledge of the Sellers, each Asian Supplier, and its respective subcontractors, have at all times, carried on their businesses and affairs in compliance with applicable Law, including the Laws of the PRC (in the case of the PRC Suppliers) and the Laws of South Korean (in the case of the South Korean Suppliers).

(c) None of the Asian Suppliers has failed to perform in any material respect its supply obligations in a timely manner in accordance with the relevant Asian Supply Agreement.

(d) To the Knowledge of the Sellers, each Asian Supplier operates independently, and no Asian Supplier works collectively with any other Asian Supplier as a consortium, joint venture or pursuant to any other collaborative arrangement (either formal or informal). No Asian Supplier is connected with any other Asian Supplier through common shareholders, outside business interests or contractual relationships unrelated to the products supplied to Company Group Member.

(e) To the Knowledge of the Sellers, all products produced by the Asian Suppliers are fully complaint with all Regulatory Requirements and Product Certifications, and all foreign trade and export arrangements are conducted in a manner consistent with the requirement of the PRC Ministry of Commerce and the Korean Ministry of Finance and Economy and other competent Government Authority.

(f) To the Knowledge of the Sellers, none of the Asian Suppliers has had any fine, penalty or has otherwise been penalized or disciplined by any relevant Government Authority having jurisdiction in the PRC or South Korea, as applicable.

(g) There are no on-going disputes between the Asian Suppliers and any Company Group Member or Representative of any Company Group Member.

(h) To the Knowledge of the Sellers, and except as permitted under the relevant Asian Supply Agreement, none of the Asian Suppliers or their Affiliates undertakes business involving products or any devices similar to products manufactured by Company Group Members in any market (including the PRC and South Korea markets). To the Knowledge of the Sellers, none of the Asian Suppliers or their Affiliates supply, provide or procure the supply of component parts to manufacturers of fire prevention equipment that compete with any Company Group Member.

(i) To the Knowledge of the Sellers, upon the termination of any PRC Supply Agreement, no Company Group Member will be subject to any obligation or restrictive covenant that would prevent such Company Group Member from sourcing the same or similar products from alternative suppliers in the PRC or elsewhere.

Section 3.23. Affiliated Transactions. Except as set forth in Section 3.23 of the Disclosure Schedule, none of the Sellers nor any officer, director, trustee, manager, partner, member or controlling or other equity holder or other legal or beneficial owner of any Company Group Member, or any of the respective Affiliates, or any parent, spouse, domestic partner, child or sibling, by blood, marriage or adoption, of any of the foregoing Persons (other than the Company Group Members), is a party to or has been a party to since January 1, 2009, any agreement, contract, commitment or transaction with any Company Group Member, or has, or has had since January 1, 2009, any interest in any assets or property held or used by any Company Group Member (in each case, other than being due to such Person’s capacity as an officer, director, trustee, manager, partner, member, or controlling or other equity or other legal or beneficial owner of a Company Group Member) or has borrowed or loaned any money or other property from or to any of the Company Group Members. Each of the agreements, contracts, commitments or transactions listed (or required to be listed) in Section 3.23 of the Disclosure Schedule (collectively, the “Affiliate Transactions”) will, if requested by the Buyer, be terminated at or prior to the Closing, such that none of the Company Group Members nor the Buyer will have any Liability with respect thereto from and after the Closing.

Section 3.24. Product Liability; Product Warranty; Product Recalls. Except as set forth in Section 3.24 of the Disclosure Schedule, since January 1, 2007, there has been no Proceeding or governmental investigation pending or, to the Knowledge of the Sellers, threatened against any Company Group Member relating to alleged defects in the products manufactured, distributed, sold, delivered or provided by any Company Group Member, or the failure of any such products to meet the warranty specifications or contractual commitments applicable thereto. There are no pending, or to the Knowledge of the Sellers, threatened recalls for the products of any Company Group Member. Since January 1, 2007, there have been no product recalls or market withdrawals or post-sale warnings involving any product manufactured, distributed or sold by or on behalf of any Company Group Member and no such actions with respect to its current product pipeline are pending or contemplated.

Section 3.25. Brokers. Except for Harris Williams & Company (whose fees constitute Seller Transaction Expenses), no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any Company Group Member.

Section 3.26. Accuracy of Statements. Without limitation of any representation or warranty set forth herein, the representations and warranties in this ARTICLE III, including the information set forth in the Disclosure Schedule attached hereto, taken as a whole, do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

ARTICLE IV

Representations and Warranties of the Buyer

The Buyer represents and warrants to the Sellers that the statements contained in this ARTICLE IV are true and correct as of the date of this Agreement.

Section 4.01. Organization and Qualification. The Buyer is a corporation duly formed, validly existing and in good standing under the Laws of Delaware with requisite power and authority to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is currently conducted.

Section 4.02. Authority. This Agreement and the Buyer’s Related Agreements have been duly executed and delivered by the Buyer and are the valid and binding obligation of the Buyer in accordance with their terms. The execution, delivery and performance of this Agreement and the Related Agreements by the Buyer, and the consummation by the Buyer of the transactions contemplated by this Agreement and by such Related Agreements, does not violate or result in a default under (i) any provision of the Organizational Documents of the Buyer, (ii) any provision of any agreement or obligation to which the Buyer is a party or by which it or any of its properties is bound, or (iii) any Laws to which the Buyer, or any of its assets, may be subject, except in each case for such violations or defaults as could not reasonably be expected to have a material adverse effect on the Buyer’s ability to consummate the transactions contemplated by this Agreement.

Section 4.03. Litigation. There is no litigation pending or, to the Buyer’s knowledge, threatened against the Buyer which seeks to enjoin, halt or delay the consummation of transactions contemplated by this Agreement.

Section 4.04. Financial Ability to Perform. The Buyer’s capacity and ability to perform and pay the Purchase Price is not in any way contingent upon the availability of financing.

Section 4.05. Certain Fees. No Company Group Member shall be, directly or indirectly, obligated to pay or bear any brokerage, finder’s or other fee or commission to any broker, finder or investment banker in connection with the transactions contemplated by this Agreement based on arrangements with any broker, finder or investment banker made by or on behalf of the Buyer or any of its Affiliates.

ARTICLE V

Covenants of the Parties

Section 5.01. Expenses. Each Party shall pay its own fees, costs and expenses incurred in connection herewith and the transactions contemplated hereby.

Section 5.02. Indemnification of Officers and Directors.

(a) The Buyer agrees that, subject to Section 5.02(c) and the indemnification obligation of the Sellers described in clause (v) of the definition of Indemnified Liabilities, all rights to indemnification, advancement of expenses and exculpation by the Company Group Members now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing Date, an officer, manager, trustee or director of any Company Group Member, as provided in the Organizational Documents of such Company Group Member, in each case as in effect on the date of this Agreement, or pursuant to any other agreements in effect on the date hereof providing for such indemnification, advancement or expenses or exculpation, shall survive the Closing Date and shall continue in full force and effect in accordance with their respective terms. For six years from the Closing Date, the Buyer shall maintain in effect the foregoing indemnification, advancement of expenses and exculpation rights as they relate to each Company Group Members’ current or former officers, managers, trustees and directors or those appointed prior to the Closing Date.

(b) The obligations of the Buyer and the Company Group Members under this Section 5.02 shall not be terminated or modified in such a manner as to adversely affect any officer, manager, trustee or director to whom this Section 5.02 applies without the consent of such affected director or officer, it being expressly agreed that the officers, managers, trustees and directors to whom this Section 5.02 applies shall be third-party beneficiaries of this Section 5.02, each of whom, as well as his or her heirs, successors and legal representatives, may enforce its provisions.

(c) The Sellers shall purchase and maintain in effect tail director and officer insurance policies, and any related policies (collectively, the “Tail D&O Policy”), reasonably satisfactory to the Buyer and sufficient to adequately insure the indemnification, advancement of expenses and exculpation obligations of the Company Group Members pursuant to Section 5.02(a). All costs, expenses and premiums associated with the Tail D&O Policy shall constitute Seller Transaction Expenses hereunder and shall be the responsibility of the Sellers.

Section 5.03. Employee Matters.

(a) During the period commencing at the Closing and ending on the date which is twelve months after the Closing Date (or if earlier, the date of the employee’s termination of employment with any Company Group Member), the Buyer shall, and shall cause each Company Group Member to, provide each Employee who remains employed immediately after the Closing (a “Company Continuing Employee”) with: (i) base salary or hourly wages that are no less than the base salary or hourly wages provided by such Company Group Member immediately prior to the Closing; and (ii) retirement (other than any defined benefit pension plans) and welfare benefits that are no less favorable in the aggregate than those provided by such Company Group Member immediately prior to the Closing.

(b) With respect to any employee benefit plan maintained by the Buyer or its subsidiaries (collectively, “Buyer Benefit Plans”) in which any Company Continuing Employees will be eligible to participate after the Closing, the Buyer shall, and shall cause the Company Group Members to, (i) recognize all service of the Company Continuing Employees with any Company Group Member, as the case may be, as if such service were with the Buyer, for vesting and eligibility purposes in such Buyer Benefit Plan and (ii) give credit for amounts paid during the benefit year in which the Closing occurs for any applicable deductibles, co-payments and out-of-pocket limits under a corresponding Company Group Member plan as though such amounts had been paid in accordance with the terms and conditions of such Buyer Benefit Plan. Notwithstanding the foregoing, service and other amounts shall not be credited to Company Continuing Employees (or their eligible dependents) to the extent the crediting of such service or other amounts would result in the duplication of benefits.

(c) The Buyer will not at any time after the Closing Date effectuate in respect of any Company Group Member a “plant closing” or “mass layoff,” as those terms are defined in WARN, without complying with any applicable requirements of WARN and similar Massachusetts Laws.

(d) Nothing in this Section 5.03 constitutes a contract of employment or guarantees any person, including any Company Continuing Employee, continued employment or particular compensation or employee benefits after the Closing. Nothing contained herein shall (i) be treated as an amendment of any benefit plan, policy or program, or (ii) give any third party, including any Company Continuing Employee or any representative thereof, any right to enforce the provisions of this Section 5.03.

Section 5.04. General Tax Matters.

(a) All transfer, documentary, sales, use, stamp, registration and other such Taxes and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement (“Transfer Taxes”) shall be paid when due fifty percent (50%) by the Sellers, on the one hand, and fifty percent (50%) by the Buyer, on the other hand. The Buyer shall timely file all Tax Returns and other documentation with respect to all such Transfer Taxes required by applicable Law and shall provide copies of such Tax Returns to the Sellers for their review and comment at least ten days prior to such filing. Upon reasonable request of the one Party, the other Party shall provide, or use commercially reasonable efforts to obtain, from any Taxing Authority or other Person any certificate or other document as may be necessary to mitigate, reduce, or eliminate any such Transfer Tax.

(b) The Sellers shall prepare and timely file (or cause to be so prepared and filed) each Seller-Prepared Tax Return, and shall provide such Seller-Prepared Tax Return to the Buyer at least thirty (30) days prior to filing for the Buyer’s review and comment. The Buyer shall, and shall cause the Company Group Members to, cooperate with the Sellers in preparing and filing such Seller-Prepared Tax Returns, including (x) promptly delivering to the Sellers such information and data concerning the business of the Company Group Members as the Sellers may reasonably request in connection with the preparation of such Seller-Prepared Tax Returns and (y) to the extent required or desirable under applicable Law, executing (or causing the appropriate entity to execute) any such Seller-Prepared Tax Return or related documentation. All such Seller-Prepared Tax Returns shall, except as regards the Section 338(h)(10) Election, be prepared in a manner consistent with prior practice, unless otherwise required by applicable Law. The Buyer shall cause each Company Group Member to timely pay any Tax of such entity shown as due with respect to any Seller-Prepared Tax Return. For purposes of clarity, the Parties acknowledge that, pursuant to Section 1362(e)(6)(D) of the Code and Treasury Regulations Sections 1.1362-3(b)(3) and 1.338(h)(10)-1(d)(3), each of FlexHead Trust and PNM Trust will close their books as of the close of business on the Closing Date and will remain S corporations through the close of such date, and that each of PBJ LLC, DXL LP, and SprinkFLEX LP will cease to exist as partnerships for U.S. federal income Tax purposes as of the Closing Date, and will close their books at such time as well.

(c) The Buyer shall prepare and timely file (or cause to be so prepared and filed) all Tax Returns, other than Seller-Prepared Tax Returns, and other related documentation, of or with respect to the Company Group Members for any taxable period (or portion thereof) ending on or prior to the Closing Date that are due after the Closing Date. All such Tax Returns shall, except as regards the Section 338(h)(10) Election, be prepared in a manner consistent with prior practice unless otherwise required by applicable Law. The Buyer shall provide each such Tax Return that it prepares to the Sellers at least 30 days prior to filing for their review and comment, and shall make such revisions as reasonably requested by the Sellers. The Buyer shall cause each of the Company Group Members to timely pay any Tax of such entity shown as due with respect to any such Tax Return.

(d) From and after the Closing Date, unless prohibited by Law, the Sellers and the Buyer shall (and the Buyer shall cause the Company Group Members to) reasonably cooperate with one another in preparing and filing all Tax Returns required to be filed hereunder and in defending or resolving any audit, examination, administrative proceeding, or litigation relating to Taxes pertaining to any taxable periods (or portions thereof) ending on or before the Closing Date. Such cooperation shall include, unless prohibited by Law, (1) the retention and (upon any other Party’s request) the provision of records and information that may be relevant to any such Tax Return, audit, examination, administrative proceeding, or litigation and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, (2) promptly forwarding copies of appropriate notices and forms or other communications received from or sent to any Taxing Authority which relate to any Company Group Member, and providing copies of all relevant Tax Returns, together with accompanying schedules and related work papers, documents relating to rulings or other determinations by any Taxing Authority and records concerning the ownership and Tax basis of property, which the Sellers, the Buyer, or any Company Group Member (or their respective affiliates) may possess. The Sellers, the Buyer, and the Company Group Members shall (A) retain all books and records in their possession with respect to Tax matters pertinent to any Company Group Member relating to any taxable period (or portion thereof) ending on or before the Closing Date until 30 days after the expiration of the statute of limitations (and, to the extent notified of any such extension, any extension thereof) for such period, and (B) give each other Party reasonable written notice prior to destroying or discarding any such books and records and, if the other Party so requests, allow the other Party to take possession of such books and records.

(e) Except as set forth below with respect to the Section 338(h)(10) Election, the Buyer shall not make, or cause to be made, an election under Section 338 of the Code (or any comparable provision of state, local or foreign Law) with respect to the transactions contemplated by this Agreement. The Buyer shall not amend or permit any Company Group Member to amend any Tax Returns of any Company Group Member for any taxable period (or portion thereof) ending on or before the Closing Date without the consent of the Sellers, which consent shall not be unreasonably withheld. From and after the Closing Date, the Buyer shall remit to the Sellers (in proportion to their entitlement to the Allocable Purchase Price) any refund of (or credit for) any Taxes of any of the Company Group Members attributable to any taxable year (or portion thereof) that ends on or before the Closing Date.

(f) The Parties agree that any compensation deduction attributable to the payment of any Change of Control Payment (including any bonus amount under the Sale of Business Bonus Plan for FlexHead Sub) shall, to the extent included in the Closing Payment Calculation Statement, be treated as a deduction in the last S corporation taxable year of FlexHead Trust ending on or before the Closing Date, and to file all applicable Tax Returns reflecting such treatment.

Section 5.05. Section 338(h)(10) Election; Partnership Allocations.

(a) The Sellers will join with the Buyer in making an election under Section 338(h)(10) of the Code (and any corresponding election under state, local or non-U.S. Tax Law) with respect to the purchase and sale of the FlexHead Shares and PNM Shares hereunder (the “Section 338(h)(10) Election”).

(b) The Sellers and the Buyer agree that, for purposes of the Section 338(h)(10) Election, the aggregate deemed sales price (within the meaning of Treasury Regulations Section 1.338-4) and the amount of the adjusted grossed-up basis (within the meaning of Treasury Regulations §1.338-5) for the Buyer’s purchase of the Shares of FlexHead Trust and PNM Trust shall be allocated among the assets of such Companies in a manner consistent with Code Sections 338 and 1060 and the regulations thereunder (the “Asset Allocation”). For the avoidance of doubt, the amount of the Allocable Purchase Price allocated to the Shares of FlexHead Trust and PNM Trust pursuant to Section 2.06 shall be used to determine the aggregate deemed sales price (within the meaning of Treasury Regulations Section 1.338-4) for purposes of the foregoing sentence. The Buyer shall, not later than 45 days after the determination of the Final Statement, provide to the Sellers for their review and comment a calculation of the Asset Allocation proposed for use in preparing the Section 338(h)(10) Election. The Buyer’s proposed Asset Allocation shall be deemed to have been accepted and agreed to by the Sellers in the form provided on the fifteenth day after the delivery of such Asset Allocation unless the Sellers provide notice to the Buyer in writing prior to such date setting forth the Sellers’ objections thereto. The Sellers and the Buyer will attempt in good faith to resolve any timely-raised issues arising as a result of the Sellers’ review of such Asset Allocation within ten (10) days after the Buyer’s receipt of a timely written notice of objection from the Sellers, in order to permit the timely filing of the Section 338(h)(10) Election. If the Sellers and the Buyer are unable to agree on the Asset Allocation within such time period, the Sellers and the Buyer shall jointly request the Independent Accountant to resolve any issue in dispute promptly, and in any event at least ten (10) days before the proposed date for filing the Section 338(h)(10) Election, in order that such election may be timely filed, with the fees and expenses of the Independent Accountant to be split equally by the Buyer, on the one hand, and the Sellers, on the other. The Buyer shall prepare IRS Form 8023 (and any required attachments thereto) and any similar state, local or non-U.S. Tax forms (and any required attachments) required to make the Section 338(h)(10) Election (collectively, the “Election Forms” and each an “Election Form”) consistently with the Asset Allocation as finally determined and shall submit the Election Forms to the Sellers not later than five (5) days prior to the proposed filing date of the Section 338(h)(10) Election. The Sellers shall execute the applicable Election Forms that are required and shall return such Election Forms to the Buyer promptly and in any event not less than three (3) days after the date on which the Election Forms are submitted to the Sellers. The Buyer shall file the Election Forms in accordance with applicable Tax Laws. Except as set forth below with respect to a revised Asset Allocation, each of the Buyer, FlexHead Trust, PNM Trust, and the Sellers shall file all Tax Returns (including IRS Form 8883) in a manner consistent with the Asset Allocation and the Section 338(h)(10) Election as so finalized and shall not take any position inconsistent with the Section 338(h)(10) Election or the Asset Allocation as so finalized for any Tax reporting purpose, upon examination of any Tax Return, in any refund claim, or in any litigation, investigation or otherwise, unless otherwise required by a determination (within the meaning of Section 1313(a) of the Code or any similar provision of state, local or non-U.S. Law). In the event that any adjustment to the purchase price for the FlexHead Shares or PNM Shares is required to be made as a result of indemnification under ARTICLE VI or otherwise, the Buyer shall prepare or cause to be prepared in a reasonable manner, and shall provide to the Sellers, a revised Asset Allocation reflecting such adjustment. Such revised Asset Allocation shall be subject to review and resolution of timely raised disputes in the same manner as the initial Asset Allocation. To the extent required, each of the Buyer, FlexHead Trust, PNM Trust, and the Sellers shall file all Tax Returns (including a revised IRS Form 8883) in a manner consistent with the Asset Allocation as so revised and shall not (except pursuant to any further revision to the Asset Allocation in accordance with this Section 5.05(b)) take any position inconsistent with the Section 338(h)(10) Election or the Asset Allocation as so revised for any Tax reporting purpose, upon examination of any Tax Return, in any refund claim, or in any litigation, investigation or otherwise, unless otherwise required by a determination (within the meaning of Section 1313(a) of the Code or any similar provision of state, local or non-U.S. Law).

(c) The Parties agree that the acquisition by the Buyer of all the interests of PBJ LLC, DXL LP, and SprinkFLEX LP will be treated as a purchase by the Buyer of the assets of such entities pursuant to the principles of Revenue Ruling 99-6. The Buyer shall, not later than 45 days after the determination of the Final Statement, provide to the Sellers for their review and comment a proposed allocation of the Allocable Purchase Price for each of PBJ LLC, DXL LP, and SprinkFLEX LP (together with applicable Liabilities of such entities) among the assets of such entities subject to such purchase in a manner consistent with Code Section 1060 and the regulations thereunder (the “Partnership Asset Allocation”). The Partnership Asset Allocation shall be subject to similar review, dispute resolution, revision, and reporting consistency provisions as are applicable to the Asset Allocation pursuant to Section 5.05(b) hereof.

Section 5.06. Confidentiality. Effective upon the Closing, the obligations under the Confidentiality Agreement shall automatically terminate without any action required by any Party or their respective Affiliates. For a period of five (5) years after the Closing Date, each Seller shall, and shall cause each of its Affiliates and Representatives whom it controls to, maintain all non-public or confidential information, relating to any period of time before, at or after the Closing, with respect to any Company Group Members or the Buyer or their respective operations in strict confidence and not use or disclose to any Person any such information for any purpose (other than (i) uses or disclosures authorized by the Buyer or any Company Group Member after the Closing or (ii) disclosure to such Person’s advisers, agents, Affiliates and Representatives who have a legitimate need to receive such disclosure and who are bound to confidentiality with respect to such disclosure or (iii) as otherwise required by applicable Law); provided, that, non-public and confidential information shall not include any information, (x) that is or becomes generally known to and available for use by the public other than as a result of any acts or omissions by either Seller or their respective Affiliates (excluding the Company Group Members) in violation of this Agreement, the Confidentiality Agreement or any other agreement between such Seller or its Affiliates (excluding the Company Group Members), on the one hand, and any Company Group Member, on the other hand, or, (y) that becomes available to a Seller from a Person that is not prohibited from disclosing such information. Each Seller shall be responsible for the breach of this Section 5.06 by any of its Affiliates or Representatives. Nothing contained in this Section 5.06 shall be deemed to waive or otherwise impair any claim by the Buyer or its Affiliates for misappropriation of trade secrets.

Section 5.07. Public Announcements. Unless otherwise required by applicable Law or the rules or regulations of any securities exchange, no Party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other Party (which consent shall not be unreasonably withheld or delayed), and the Parties shall cooperate as to the timing and contents of any such announcement provided, however, that nothing contained in this Section 5.07 shall be construed to prevent any Party from enforcing its rights hereunder.

Section 5.08. Further Assurances. Following the Closing, each of the Parties shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances, and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

Section 5.09. Non-Competition; Non-Solicitation.

(a) For a period of five (5) years after the Closing Date, the Sellers shall not, and shall cause their respective Affiliates not to, directly or indirectly, (i) engage in, own any interest in, manage, control, invest in, lend funds to or provide any management, consulting, financial, administrative or other services to, or otherwise participate in the management or direct the policies of or serve as a director or officer (or equivalent position) of, any Person that engages in, or is in competition with, the business presently or previously conducted by any Company Group Member or any business that is or may be conducted by the Buyer relating to, or in connection with, fire sprinkler systems (a “Competing Business”), (ii) develop, manufacture, offer, market, solicit, sell or attempt to sell or otherwise provide products or services for a Competing Business that are comparable with or substantially similar to the products or services presently or previously provided by any Company Group Member or any products or services that are presently or may be, provided by the Buyer relating to or in connection with fire sprinkler systems, (iii) solicit, or impair or interfere with any business relationship with, any direct or indirect customer, supplier, outsourced manufacturing partner or contract manufacturer of any Company Group Member or the Buyer, or (iv) solicit or encourage to leave employment, engage or hire or offer to engage or hire any Person who is (or was during the previous twelve (12) months) an employee or independent contractor of any Company Group Member; provided, however, that, notwithstanding the foregoing, the Sellers and their respective Affiliates may own directly or indirectly, solely as an investment, equity securities of any Person that are regularly traded on any national securities exchange if a Seller, alone or collectively with its Affiliates, (A) is not a controlling Person of, or a member of a group that controls, such Person or otherwise a participant in the management of such Person and (B) does not directly or indirectly own five percent (5%) or more of any class of securities of such Person.

(b) The Parties recognize that the Laws and public policies of the various states of the United States and other foreign jurisdictions may differ as to the validity and enforceability of covenants similar to those set forth in this Section 5.09. It is the intention of the Parties that the provisions of this Section 5.09 be enforced to the fullest extent permissible under the Laws and policies of each jurisdiction in which enforcement may be sought, and that the unenforceability (or the modification to conform to such Laws or policies) of any provision of this Section 5.09 shall not render unenforceable, or impair, the remainder of the provisions of this Section 5.09. Accordingly, if any provision of this Section 5.09 shall be determined to be invalid or unenforceable, such invalidity or unenforceability shall be deemed to apply only with respect to the operation of such provision in the particular jurisdiction in which such determination is made and not with respect to any other provision or jurisdiction. The provisions of this Section 5.09 shall be in addition to, and not in limitation of, any other provisions contained in any other agreement restricting competition or solicitation by either Seller or any of its Affiliates, including the Employment Agreements.

(c) Each Seller recognizes and affirms that in the event of breach or threatened breach by him or any of their respective Affiliates of any of the provisions of this Section 5.09, money damages would be inadequate and the Buyer would have no adequate remedy at law. Accordingly, each Seller, for itself and its Affiliates, agrees that the Buyer shall have the right, in addition to any other rights and remedies existing in its favor at law or in equity, to enforce its rights and each Seller’s and its respective Affiliates’ obligations under this Section 5.09 not only by an action or actions for damages, but also by an action or actions for specific performance, injunction or other equitable relief in order to enforce or prevent any violations (including anticipatory, continuing or future) of the provisions of this Section 5.09 without the necessity of (x) proving the inadequacy as a remedy of money damages or (y) posting a bond or other surety. In the event of a breach or violation by either Seller or any of their respective Affiliates of any of the provisions of this Section 5.09, the duration of the covenants in Section 5.09(a) shall be extended as to such Person by a period equal to (i) the length of the breach or violation of Section 5.09(a) plus (ii) the length of any court proceedings necessary to stop such breach or violation. Notwithstanding anything to the contrary herein, the Escrow Account shall constitute an undivided source of funds for all claims pursuant to this Section 5.09.

Section 5.10. Payment of Change of Control Payments. At or after the Closing, as applicable, the Buyer shall cause the applicable Company Group Member to pay all of the unpaid Change of Control Payments set forth in the Closing Payment Calculation Statement as and when due in accordance with the terms of the applicable Company Benefit Plans as in effect at the time of Closing. The Buyer shall be entitled to cause the Company Group Members to deduct and withhold from such Change of Control Payments such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code or any provision of state, local or foreign Tax Law (it being understood that to the extent amounts are so withheld and paid over to the appropriate Governmental Authority, the Buyer or the applicable Company Group Members shall be treated as having paid such withheld amounts to the Person(s) entitled thereto).

Section 5.11. Company Cash. The Sellers shall cause the Company Group Members to distribute their respective cash, cash equivalents and marketable securities to the Sellers or take such other actions as may be necessary or appropriate so that, as of the Closing Date, the Company Group Members do not have any Company Cash (it being understood that the amount of cash to be retained in the bank accounts of the Company Group Member as of the Closing will only be such amount as is necessary to clear issued but uncleared checks and drafts, and it being further understood that any undistributed Company Cash as of the Closing shall be a Current Asset for purposes of the Closing Working Capital).

Section 5.12. Letter of Credit. The Buyer will provide at Closing a back-up letter of credit sufficient to cover all then outstanding, undrawn letters of credit issued by Bank of America in respect of any Company Group Member prior to the time of Closing which undrawn letters of credit constitute Liabilities of the Company Group Members at the Closing, in form and substance acceptable to Bank of America such that it will execute and deliver at the Closing the payoff letters and releases of Encumbrances specified in the Seller Closing Deliveries Schedule.

Section 5.13. Data Room Materials. The Sellers shall, no later than thirty (30) days after the Closing, deliver, or cause to be delivered, to the Buyer a CD-ROM containing electronic copies of all materials in the Data Room as of the Closing.

Section 5.14. Termination of Defined Benefit Plan. Buyer agrees to begin the process of terminating the FlexHead Industries, Inc. Defined Benefit Plan (the “DB Plan”) promptly after Closing and to conduct the termination and distribution process in as expeditious a manner as reasonably practicable. As part of that process, it is agreed that filings with the Pension Benefit Guaranty Corporation are required and that a determination letter request on plan termination with the Internal Revenue Service will be filed. Buyer and Sellers agree that the administrative costs of such termination will be (i) borne in the first instance by the DB Plan’s related trust to the extent that such expenses are appropriate expenses of the DB Plan’s related trust under ERISA as determined by the appropriate fiduciaries of the DB Plan, and (ii) thereafter borne, and promptly funded, 50% by Buyer and 50% by Sellers. Buyer and Sellers agree that the costs of any additional contributions to the DB Plan required in connection with such termination to cover any shortfall in plan assets over plan liabilities will be borne 50% by Buyer and 50% by Sellers. Any surplus remaining in the DB Plan’s related trust upon termination (after taking into account the foregoing provisions of this Section 5.14) shall be used to increase benefits to existing participants to the extent permitted by applicable law. Any remaining assets (the “DB Plan Surplus”) in the DB Plan’s related trust shall revert to Buyer. In such event, Sellers shall be paid by Buyer an amount equal to 10 percent of the DB Plan Surplus (which approximates the net DB Plan Surplus remaining after federal excise and federal and state income tax liability imposed on Buyer as a result of the reversion of the DB Plan Surplus to Buyer). Buyer agrees that Sellers shall have the opportunity to participate in the termination and liquidation process but that ultimately Buyer and the fiduciaries of the DB Plan (determined after the Closing Date) are in charge of the process.

ARTICLE VI

Indemnification

Section 6.01. Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is 18 months after the Closing Date; provided, that (a) the representations and warranties set forth in Section 3.01, Section 3.02, Section 3.03, Section 3.04, Section 3.05, Section 3.09(a), Section 3.25, Section 4.01, Section 4.02, and Section 4.05 (the “Fundamental Representations”) shall survive the Closing and continue in full force and effect indefinitely thereafter, (b) the representations and warranties set forth in Section 3.16 and Section 3.18 shall survive the Closing and continue in full force and effect until the date that is 90 days after the expiration of the applicable statute of limitations with respect to the matters set forth therein, and (c) the representations and warranties set forth in Section 3.15 shall survive the Closing and continue in full force and effect until the date that is 36 months after the Closing Date. The covenants or other agreements contained in this Agreement shall survive the Closing Date indefinitely or for any shorter term expressly specified therein. Notwithstanding the foregoing, any claims asserted in writing by notice from the non-breaching Party to the breaching Party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved.

Section 6.02. Indemnification By Sellers. Subject to the other terms and conditions of this ARTICLE VI, from and after the Closing, the Sellers jointly and severally (other than with respect to any claim for indemnification alleging any inaccuracy in or breach of Section 3.05 as it relates to or references Sellers or any Seller or any breach by either Seller of Section 5.09, as to which the Sellers’ obligations shall be several and not joint) shall indemnify the Buyer Indemnitees against, and shall hold the Buyer Indemnitees harmless from and against, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees, arising out of or by reason of, related to or associated with:

(a) any inaccuracy in or breach of any of the representations or warranties of the Sellers contained in ARTICLE III of this Agreement;

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Sellers pursuant to this Agreement; or

(c) any Indemnified Liabilities.

Any claim asserted by the Buyer Indemnitees with respect to Losses incurred or sustained by, or imposed upon, any Buyer Indemnitee, whether asserted pursuant to this Section 6.02 or otherwise, shall be satisfied first out of the Escrow Account, to the extent available, if the Escrow Account is then in being (it being understood that the payment of undisputed or fully resolved claims under the Escrow Account shall take priority and precedence over any reserves for unresolved or disputed claims against the Escrow Account).

Section 6.03. Indemnification by the Buyer. Subject to the other terms and conditions of this ARTICLE VI, from and after the Closing, the Buyer shall indemnify the Seller Indemnitees against, and shall hold each Seller Indemnitee harmless from and against, any and all such Losses incurred or sustained by, or imposed upon, such Seller based upon, arising out of or by reason of, related to or associated with:

(a) any inaccuracy in or breach of any of the representations or warranties of the Buyer contained in ARTICLE IV of this Agreement; or

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Buyer pursuant to this Agreement.

Section 6.04. Certain Limitations. A Person making a claim under this ARTICLE VI is from time to time herein referred to as the “Indemnified Party,” and a Person against whom such claims are asserted is from time to time herein referred to as the “Indemnifying Party.” The indemnification provided for in Section 6.02 and Section 6.03 is subject to the following limitations:

(a) The Sellers shall not be liable to the Buyer for indemnification pursuant to Section 6.02(a) (other than with respect to the Fundamental Representations) until the aggregate amount of all such Losses in respect of indemnification under Section 6.02(a) (other than with respect to the Fundamental Representations) exceeds $187,500 (the “Deductible”) and then only for Losses in excess of the Deductible. With respect to any claim as to which the Buyer may be entitled to indemnification under Section 6.02(a) (other than with respect to the Fundamental Representations), the Sellers shall not be liable for any individual or series of related Losses which do not exceed $5,000. For the avoidance of doubt, the Fundamental Representations are not subject to the limitations in this Section 6.04(a).

(b) The Buyer Indemnitees shall not be entitled to indemnification pursuant to Section 6.02 with respect to any Loss once the aggregate amount of all Losses with respect to which the Buyer Indemnitees have received indemnification pursuant to Section 6.02(a) (other than with respect to the Fundamental Representations) has exceeded $3,750,000 (the “Cap”); provided, however, that once the Cap has been reached, the Buyer Indemnitees shall continue thereafter to be entitled to indemnification pursuant to Section 6.02(a) solely with respect to Fundamental Representations, Section 6.02(b) and Section 6.02(c) until the aggregate amount of all Losses with respect to which the Buyer Indemnitees have received indemnification pursuant to Section 6.02 equals the Purchase Price. For the avoidance of doubt, the maximum amount that all Buyer Indemnitees can recover for all indemnification claims under ARTICLE VI shall not exceed the Purchase Price.

(c) Payments by an Indemnifying Party pursuant to this ARTICLE VI in respect of any Loss shall be limited to the amount of Loss that remains after deducting therefrom any insurance proceeds actually received by the Indemnified Parties in respect of any such claim (netted against retroactive premiums arising directly out of or on account of such claim, deductibles and other out-of-pocket costs associated with making or pursuing any such claims). Each Indemnified Party shall use its good faith, commercially reasonable efforts to recover under all insurance policies applicable to any Loss in respect of which a claim for indemnity is made hereunder, including by submitting a claim if requested by the Indemnifying Party to the extent there is a good faith basis to submit a claim; provided, however, that notwithstanding anything to the contrary herein, no Indemnified Party shall be required to initiate litigation under any insurance policies, and the Indemnified Party shall have the right to immediately pursue and recover a claim for indemnification pursuant to this Agreement pending resolution of related insurance claims, subject to the right of the Indemnifying Party to receive insurance proceeds as described in this Section 6.04(c). Notwithstanding the foregoing, the Buyer Indemnitees shall not have any obligation to maintain any insurance policies with respect to any insurance policy other than the insurance policies of the Company Group Members as in effect as of the Closing. Net insurance proceeds received by an Indemnified Party after payment of an indemnification claim hereunder (after deducting therefrom the full amount of the expenses incurred by the Indemnified Party in procuring such proceeds) shall forthwith be paid over to the Indemnifying

Parties (pro rata as their interests may exist), but not in excess of the sum of (i) any amount previously so paid to or on behalf of such Indemnified Party in respect of such matter, and (ii) any amount expended by the Indemnifying Party in pursuing or defending any claim arising out of such matter.

(d) Payments by an Indemnifying Party pursuant to this ARTICLE VI in respect of any Loss shall be reduced by an amount equal to any Tax benefit actually realized (net of any Tax detriments actually realized) by the Indemnified Parties within seven (7) years plus ninety (90) days after the Closing Date to the extent arising from such Losses, and such Indemnified Parties shall promptly reimburse such Indemnifying Party for the amount of such reduction.

(e) No Loss may be claimed under Section 6.02 or Section 6.03 by any Indemnified Party to the extent such Loss is reflected as a Liability on the Final Statement and taken into account in the calculation of Closing Working Capital.

(f) In no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive or indirect damages relating to the breach or alleged breach of this Agreement or any Related Agreement (except any such damages awarded to a third party in connection with any Third Party Claims).

(g) Each Indemnified Party shall take, and cause its Affiliates to take, all commercially reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that gives rise thereto.

(h) Notwithstanding anything to the contrary contained in this Agreement, neither of the Sellers shall have any right of contribution, indemnification or similar right (whether at common law, by statute or otherwise) from or against any Company Group Member with respect to any claim for indemnification under Section 6.02.

(i) For purposes of determining under this ARTICLE VI the amount of any indemnifiable Loss, the representations, warranties, covenants and agreements of the Parties set forth in this Agreement (excluding Section 3.26) shall be considered without regard to any qualification based on materiality or “Material Adverse Effect” or words of similar import set forth therein.

Section 6.05. Indemnification Procedures.

(a) Third-Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Proceeding made or brought by any Person who is not a Buyer Indemnitee or a Seller Indemnitee, as the case may be, (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail and shall indicate the estimated amount of the Loss that has been or may be sustained by the Indemnified Party to the extent then known. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party acknowledging that the Indemnifying Party is obligated to indemnify the Indemnified Party for Losses relating to or arising from such Third-Party Claim and by setting forth reasonable evidence that the Indemnifying Party has the financial resources to defend such Third-Party Claim and to fulfill its indemnification obligations under this ARTICLE VI, to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel reasonably satisfactory to the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 6.05(c), it shall have the right to take such action as is reasonably necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim. The Indemnified Party shall have the right, at its own cost and expense, to participate with counsel selected by it in the defense of any Third-Party Claim as to which the Indemnifying Party has assumed the defense, subject to the Indemnifying Party’s right to control the defense thereof. If the Indemnifying Party elects not to compromise or defend such Third-Party Claim or fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, the Indemnified Party may, subject to Section 6.05(c), pay, compromise or defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to or associated with such Third-Party Claim. The Sellers and the Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available (subject to the provisions of Section 5.06) records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending Party, management employees of the non-defending Party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim. Notwithstanding anything to the contrary in this Section 6.05(a), the Indemnifying Party shall not be entitled to defend any Third-Party Claim if (i) the Third-Party Claim relates to or arises in connection with any criminal Proceeding, action, indictment, allegation or investigation, or in the case of any non-criminal action by a Governmental Authority that would reasonably be expected to materially and adversely affect the operations or conduct of the Buyer and its Affiliates (including any Company Group Member), any such action; (ii) the Third-Party Claim seeks an injunction or equitable relief against the Indemnified Person; (iii) the Indemnifying Party has failed or is failing to vigorously prosecute or defend such Third-Party Claim; or (iv) the Indemnified Party reasonably believes that the Losses relating to such Third-Party Claim could exceed in a material respect the maximum amount that such Indemnified Person could then be entitled to recover under the applicable provisions of this ARTICLE VI.

(b) Pending Patent Litigation. The Parties acknowledge and agree that, from and after the Closing, the Buyer and the Company Group Members will have the sole right to direct, control and settle the pending patent litigation set forth in Section 3.11 of the Disclosure Schedule and the sole right to receive any proceeds or damages payable in connection therewith.

(c) Settlement of Third-Party Claims. An Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed). If a firm, written offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third-Party Claim (and does not include any acknowledgment of fault or wrongdoing on the part of the Indemnified Party), and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party and shall include such information concerning the terms of such settlement offer and the relevant facts related to such Third-Party Claim as may reasonably be necessary to enable the Indemnified Party to fully evaluate such settlement offer, including a true and complete copy of the settlement offer. If the Indemnified Party fails to consent to such firm offer within twenty (20) days after its receipt of such notice, the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer as set forth in the notice delivered pursuant to the foregoing sentence.

(d) Direct Claims. Any claim by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail and shall indicate the estimated amount, if reasonably practicable and then known, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnified Party shall cooperate with the Indemnifying Party in connection with its investigation of such Direct Claim to make available (subject to the provisions of Section 5.06) records relating to such Direct Claim

Section 6.06. Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement (including, for purposes of clarity, any amounts paid either to or by Sellers pursuant to Section 5.14) shall be treated by the Parties as an adjustment to the Allocable Purchase Price for Tax purposes, unless otherwise required by Law.

Section 6.07. Exclusive Remedies. The Parties acknowledge and agree that, from and after the Closing, their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud on the part of a Party in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein, shall be pursuant to the provisions and limitations set forth in this ARTICLE VI. In furtherance of the foregoing, each Party hereby waives, to the fullest extent permitted under Law and effective as of the Closing, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to this Agreement it may have against the other Parties or thereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions and limitations set forth in this ARTICLE VI. Notwithstanding the foregoing, the provisions of this Section 6.07 shall not apply to the Related Agreements or with respect to specific performance or any other equitable remedies to which a Party may be entitled in respect of any claims or causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein, in the Related Agreements or otherwise relating to the subject matter of this Agreement.

ARTICLE VII

General Provisions

Section 7.01. Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses or at such other address for a Party as shall be specified in a notice given in accordance with this Section 7.01.

If to Sellers:	56 Lowland Street Holliston, MA 01746 Facsimile: 508-893-6020 E-mail: nmacdonald@flexhead.com pmacdonald@flexhead.com Attention: Norman MacDonald and Peter MacDonald

with a copy (which shall not constitute notice) to:	Sullivan & Worcester LLP 1 Post Office Square Boston, Massachusetts 02109 Facsimile: (617) 338-2880 E-mail: ccabot@sandw.com Attention: Christopher Cabot, Esq.

If to Buyer:	Atkore International Inc. 16100 South Lathrop Avenue Harvey, Illinois 60426 Facsimile: (708) 339-2410 E-mail: etierney@atkore.com Attention: General Counsel

with a copy (which shall not constitute notice) to:	Mayer Brown LLP 71 S. Wacker Drive Chicago, Illinois 60606 Facsimile: (312) 706-8535 E-mail: cfabian@mayerbrown.com Attention: Christian W. Fabian

Any Party may change the address to which notices and other communications hereunder are to be delivered by giving the other Parties to this Agreement notice in the manner herein set forth, which change shall be effective as of the first Business Day after such notice is received by such other Party.

Section 7.02. Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 7.03. Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 7.04. Counterparts. This Agreement may be executed by facsimile or pdf signatures and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that all Parties need not sign the same counterpart.

Section 7.05. Entire Agreement; Assignment. This Agreement and the Disclosure Schedule and the Related Agreements: (i) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the Parties with respect to the subject matter hereof; and (ii) shall not be assigned by operation of Law or otherwise, except that the Buyer may (x) assign its rights and delegate its obligations hereunder to its Affiliates or (y) collateral assign its rights hereunder to any lender, so long as the Buyer remains liable to perform those obligations required to be performed by the Buyer hereunder.

Section 7.06. No Third-Party Beneficiaries. Except as expressly provided herein, this Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.07. Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 7.08. Governing Law.

(a) This Agreement shall be governed by and construed in accordance with the internal Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware.

(b) Any Proceeding arising out of or based upon this Agreement or the transactions contemplated hereby shall be instituted in the federal courts of the United States located in the Commonwealth of Massachusetts or in the courts of the Commonwealth of Massachusetts, and each Party irrevocably submits to the exclusive jurisdiction of such courts in any such Proceeding. The Parties irrevocably and unconditionally waive any objection to the laying of venue of any Proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

Section 7.09. Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to seek specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity, without the necessity of posting a bond or other surety or proving the inadequacy of monetary damages as a remedy.

Section 7.10. Prevailing Party. In the event any litigation is commenced or threatened by any Party to enforce its rights under this Agreement against any other Party(ies), the prevailing party in such proceeding shall be entitled to recover from the other Party(ies) all reasonable fees, costs and expenses, including reasonable attorneys fees and court costs, incurred by the prevailing party in such proceeding; provided, that if a party prevails in part, and loses in part, in such proceeding, the court presiding over such Proceeding shall award a reimbursement of the fees, costs and expenses incurred by the Parties on an equitable basis.

[Remainder of page left blank intentionally; signature page follows immediately.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

THE SELLERS

/s/ Norman J. MacDonald, III
Name: Norman J. MacDonald, III

/s/ Peter M. MacDonald
Name: Peter M. MacDonald

ATKORE INTERNATIONAL, INC.

By:	/s/ John P. Williamson
Name: John P. Williamson Title: President and Chief Executive Officer

[Signature Page: Securities Purchase Agreement]

Seller Closing Deliveries Schedule

At the Closing, the Sellers shall, in addition to the other deliveries set forth in Section 2.04(b), deliver to the Buyer:

(a) The Escrow Agreement, duly executed by each Seller;

(b) the Lease, duly executed by Lowland;

(c) U.C.C. termination statements and other appropriate releases with respect to all Encumbrances on any assets or properties of any Company Group Member and all other releases necessary to release each Company Group Member from any and all Indebtedness of such Company Group Member, in form satisfactory to the Buyer;

(d) evidence, to the extent requested by the Buyer and in form satisfactory to the Buyer, that all Affiliate Transactions have been settled or canceled without any Liability to any Company Group Member from and after the Closing;

(e) a certificate of the secretary (or equivalent) of each Company Group Member certifying the Organizational Documents of such Company Group Member, in each case as amended through the Closing Date;

(f) the original certificate(s) reflecting that one hundred percent of the issued and outstanding shares of the FlexHead Sub and the PNM Sub are owned by FlexHead Trust and PNM Trust, respectively;

(g) a good standing certificate, or equivalent certificate, for each Company Group Member from the Secretary of State of the State of Massachusetts, certified by the Secretary of State of the State of Massachusetts, dated within 10 days prior to the Closing Date;

(h) a certificate of non-foreign status executed by each Seller, in form and substance reasonably acceptable to the Buyer and in the form provided in U.S. Treasury Regulation Section 1.1445-2(b)(2)(iv)(B);

(i) the Employment Agreements, duly executed by each of Norman MacDonald, Peter MacDonald and Paul Silcox;

(j) resignation letters by the directors, trustees, managers and officers of each Company Group Member (as applicable) to the extent requested by the Buyer, in form satisfactory to the Buyer, duly executed by such director, trustee, manager or officer, as applicable;

(k) releases by each Seller of each Company Group Member, in form satisfactory to the Buyer, duly executed by each Seller;

(l) evidence satisfactory to the Buyer that the Repurchase Agreement has been terminated effective as of the Closing without any further Liability to any of the Company Group Members and that the Sellers have waived for purposes of the transactions contemplated hereby all of their respective rights thereunder and under the Repurchase Agreement and any of the other Organizational Documents of the Company Group Members;

(m) payoff letters with respect to all unpaid Indebtedness as of the Closing, which shall indicate that the applicable lender has agreed to unconditionally release all Encumbrances in respect of such Indebtedness relating to the assets and properties of each Company Group Member upon receipt of the amounts indicated in such payoff letters;

(n) invoices and payment instructions with respect to any and all unpaid Seller Transaction Expenses as of the Closing;

(o) supply agreements executed by each of the PRC Suppliers, and

(p) copies of the general releases duly executed, and not revoked, by each Bonus Plan Payee as required by the Company Group Members’ Sale of Business Bonus Plan.

2